Exhibit 10.1

EXECUTION VERSION

$80,000,000

REVOLVING CREDIT, TERM LOAN AND GUARANTEE AGREEMENT

Dated as of May 3, 2010

among

U.S. Concrete, Inc.,
a Debtor and Debtor-in-Possession, as Borrower

and

The Other Guarantors Named Herein,
each either a Debtor and Debtor-in-Possession or a Specified Non-Filer

The Lenders and Issuers Party Hereto

and

JPMorgan Chase Bank, N.A.,
as Administrative Agent
* * *

J.P. Morgan Securities Inc.,
as Sole Lead Arranger and Sole Bookrunner

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES
Schedule I(A)	–	Term Commitments
Schedule I(B)	–	Revolving Commitments
Schedule II	–	Concentration and Disbursement Accounts
Schedule III	–	Non-Specified Real Property
Schedule IV	–	Specified Real Property
Schedule 2.3	–	Existing Letters of Credit
Schedule 4.2	–	Consents
Schedule 4.3	–	Capitalization
Schedule 4.7		Taxes
Schedule 4.14	–	Labor Matters
Schedule 4.16	–	Environmental Matters
Schedule 4.18	–	Real Property
Schedule 7.16		Expired Mortgages
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments
Schedule 8.9	–	Excluded Joint Venture Agreements
Schedule 8.10		Restrictions on Subsidiary Distributions and Negative Pledges

EXHIBITS
Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Interim Order
Exhibit D	–	Form of Pledge and Security Agreement
Exhibit E	–	Form of Borrowing Base Certificate
Exhibit F	–	Form of Exemption Certificate
Exhibit G		Form of Monthly Financial Statements
Exhibit H-1		Form of Term Note
Exhibit H-2		Form of Revolving Note

Revolving Credit, Term Loan and Guarantee Agreement  (this “Agreement”), dated as of May 3, 2010, among U.S. Concrete, Inc., a Delaware corporation (the “Borrower”), which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, each of the other direct and indirect Domestic Subsidiaries of the Borrower signatory hereto (such Subsidiaries, the “Guarantors” and, collectively with the Borrower, but excluding the Specified Non-Filers (as defined below), the “Debtors” and each a “Debtor”), each of which Debtors is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Debtors, each a “Case” and, collectively, the “Cases”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and each lender from time to time party hereto (collectively, the “Lenders” and each a “Lender”).

PRELIMINARY STATEMENTS

On April 29, 2010 (the “Petition Date”), the Debtors filed voluntary petitions with the Bankruptcy Court (such term and other capitalized terms used in the introductory paragraph and in these preliminary statements being used with the meanings given to such terms in Section 1.1) initiating the Cases and have continued in the possession of their assets and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108.

Pursuant to this Agreement and the Orders, the Lenders are making available to the Borrower an $80,000,000 debtor-in-possession loan facility consisting of (i) a term loan facility in an aggregate principal amount not to exceed $45,000,000 and (ii) a revolving facility in an aggregate principal amount not to exceed $35,000,000.

The proceeds of the Loans will be used (i) for operating expenses, working capital and other general corporate purposes of the Borrower, the other Loan Parties and their respective Subsidiaries (including without limitation, for the payment of fees and expenses incurred in connection with entering into this Agreement, the Cases and the transactions contemplated hereby) and (ii) on the Closing Date to repay in full the obligations outstanding under the Prepetition Credit Agreement, in each case subject to the terms of this Agreement and the Orders.

To provide guarantees for the repayment of the Loans and the payment of the other Obligations of the Loan Parties hereunder and under the other Loan Documents, each Cash Management Document and each Hedging Contract, the Loan Parties are providing to the Administrative Agent and the Lenders, pursuant to this Agreement, the other Loan Documents and the Orders, the following (each as more fully described herein) and subject to the Carve Out (except for clause (a) below):

(a)           a guarantee from each of the Guarantors of the due and punctual payment and performance of the Obligations of the Borrower hereunder;

(b)           an allowed administrative expense claim entitled to the benefits of Bankruptcy Code Section 364(c)(1) in each of the Cases, having a superpriority over any and all administrative expenses of the kind specified in Bankruptcy Code Sections 503(b) or 507(b);

(c)           pursuant to Bankruptcy Code Section 364(c)(2) a perfected first priority (subject to permitted exceptions) Lien on all present and after-acquired property of the Debtors not subject to a valid, perfected and non-avoidable Lien on the Petition Date, excluding, in all cases, with respect to the obligations of the Loan Parties under any Loan Document, (x) 34% of the issued and outstanding Stock of any new or existing Excluded Foreign Subsidiary (and, for the avoidance of doubt, 100% of the issued and outstanding Stock of any new or existing Foreign Subsidiary not owned directly by a Debtor), (y) the Excluded JV Equity (any Stock so excluded, together with any Stock excluded pursuant to clause (x) above, the “Excluded Stock”) and (z) other Excluded Collateral; and

(d)           pursuant to Bankruptcy Code Section 364(c)(3) a perfected junior Lien on all present and after-acquired property of the Debtors that is otherwise subject to a valid, perfected and non-avoidable Lien on the Petition Date or a valid Lien perfected (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under Section 546(b) of the Bankruptcy Code, excluding, in all cases, any Excluded Stock and other Excluded Collateral.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I
Definitions, Interpretation and Accounting Terms

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning given to such term in the UCC.

“Account Debtor” has the meaning given to such term in the UCC.

“Additional Guarantor” means any Person who becomes a Guarantor after the Closing Date.

“Additional Notes” means up to $85 million in aggregate principal amount of additional notes issued under the terms of the Notes Indenture, having the same terms and conditions as the Notes issued under the Notes Indenture.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 1.0% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affected Lender” has the meaning specified in Section 2.17.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 15% or more of any class of Voting Stock of such Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exposure”  means with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate amount of such Lender’s Commitments then in effect and (ii) the aggregate principal amount of such Lender’s Loans then outstanding.

“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Applicable Amount” means $3,000,000.

“Applicable Margin” means for each type of Loan, the rate per annum set forth under the relevant column heading below:

	CBFR Loans	Eurodollar Rate Loans
Term Loans	4.25%	5.25%
Revolving Loans	2.50%	3.50%

“Applicable Unused Commitment Fee Rate” means 0.75% per annum.

“Appraisal” means each appraisal that is conducted after the Closing Date pursuant to Section 6.11(b) for purpose of determining the Borrowing Base, in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent.

“Approved Deposit Account” means a Deposit Account (other than an Excluded Deposit Account) that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank.  “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means (i) a Securities Intermediary or Commodity Intermediary selected or approved by the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned, and (ii) Merrill Lynch.

“Arranger” means J.P. Morgan Securities Inc. in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” has the meaning specified in Section 8.4.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (except upon the occurrence and during the continuance of an Event of Default, when an Assignment and Acceptance may be entered into by any assignee), and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Termination Date and the date of termination of the Revolving Commitments.

“Availability Reserve” means, effective (a) immediately, if a Default or Event of Default has occurred and is continuing or (b) otherwise as of one Business Day after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which such notice shall provide reasonable detail for the basis of the implementation of such reserve), such amounts (without duplication) as the Administrative Agent may from time to time establish against the Revolving Facility, in the Administrative Agent’s sole discretion, exercised reasonably and in good faith, deems appropriate in order to, preserve and protect (i) the value of the Borrowing Base Collateral or any other material portion of the Collateral, (ii) the ability of the Administrative Agent and the Lenders to realize such value, (iii) the Lien of the Administrative Agent therein or (iv) the priority of the obligations owing under the Loan Documents relative to any other liability of the Borrower or its Subsidiaries (including, if applicable, liabilities in respect of Cash Management Obligations and liabilities with respect to net mark-to-market losses incurred under Hedging Contracts entered into with Hedging Creditors).

“Available Credit” means, at any time, the result of (a) the lesser of (i) the then effective Revolving Commitments and (ii) the Borrowing Base at such time minus (b) the sum of (i) the aggregate Revolving Outstandings at such time and (ii) without duplication, any Availability Reserve in effect at such time.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Cases from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means PricewaterhouseCoopers LLP or other independent nationally-recognized accountants acceptable to the Administrative Agent.

“Borrowing” means either a Revolving Borrowing or a Term Borrowing.

“Borrowing Base” means, at any time, (a) the sum of (i) the product of 85% and the face amount of all Eligible Receivables of the Borrowing Base Contributors (calculated net, without duplication, of all finance charges, late fees and other fees that are unearned, unpaid sales, excise or similar taxes, and credits or allowances granted at such time), (ii) the product of (x) the product of 85% multiplied by the Orderly Liquidation Value Inventory Rate multiplied by (y) the value of the Eligible Inventory of the Borrowing Base Contributors (valued, in each case, at the lower of cost or market on a first-in, first-out basis) at such time and (iii) the lesser of (x) $20,000,000 and (y) the product of 85% of the Orderly Liquidation Value Of Eligible Trucks of the Borrowing Base Contributors at such time, minus (b) any Eligibility Reserve then in effect and applicable to the Borrowing Base Collateral.  It being understood, for the avoidance of doubt, that the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative (subject to any Availability Reserve taken by the Administrative Agent in its sole discretion at any time in accordance with the terms hereunder).

“Borrowing Base Certificate” means a certificate of the Borrowing Base Contributors substantially in the form of Exhibit E, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Borrowing Base Collateral” means the Accounts, Inventory and Trucks of the Borrowing Base Contributors other than Excluded Collateral.

“Borrowing Base Contributors” means (a) the Borrower and (b) each Debtor as of the Closing Date.

“Budget” means the consolidated forecasts of the consolidated income statement, balance sheet and cash flows of the Borrower and its Subsidiaries through the date that is one year after the Closing Date (on a monthly basis), including the material assumptions on which such forecasts were based, and setting forth the anticipated disbursements and uses of the Commitments, prepared by the Borrower’s management assuming that the Notes and the Additional Notes are outstanding during such periods up to the Effective Date.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flow of such Person and its Subsidiaries, excluding costs and interest capitalized during construction; provided that such term shall not include (i) amounts expended during such period to replace or repair assets, equipment or other property lost, destroyed, damaged or condemned or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets in replacement of assets, equipment or other property lost, destroyed, damaged or condemned, in each case, solely (except for any applicable customary deductible retainage, co-payment or similar deduction or reduction in reimbursement) to the extent of the amount of reimbursement (whether pursuant to insurance or indemnity claims) that such Person has actually received in respect of such lost, destroyed, damaged or condemned assets and (ii) expenditures that are accounted for as capital expenditures of such Person and that are actually paid for or actually reimbursed by a Person that is not Borrower or any of its Subsidiaries (it being understood that to the extent the Borrower or any Subsidiary makes any expenditures to the Excluded Joint Venture for which such Borrower or Subsidiary is actually reimbursed, such amount shall not constitute Capital Expenditures).

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Carve Out” has the meaning specified in Section 2.19.

“Carve Out Cap” has the meaning specified in Section 2.19.

“Cases” has the meaning specified in the preamble to this Agreement.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the sole dominion and control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-2” by S&P or “P-2” by Moody’s, (c) commercial paper of an issuer rated at least “A-2” by S&P or “P-2” by Moody’s, (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above or clauses (e), (f), (g) and (h) below, (ii) has net assets exceeding $500,000,000 and (iii) is rated at least “A-2” by S&P or “P-2” by Moody’s, (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) above, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government, (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody’s, (g) securities with maturities of 270 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above, (h) (i) commercial paper and variable and fixed rate notes issued by any Lender or other bank or financial institution (or by the parent company of any such Person), in each case, with a short-term commercial paper rating of at least A-2 by S&P or at least P-2 by Moody’s and (ii) commercial paper, auction rate notes and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 by S&P or at least P-2 by Moody’s or at least F-2 or the equivalent thereof by Fitch, and in each case maturing within nine months after the date of acquisition thereof and (i) money market funds that (i) are rated AAA by S&P and Aaa by Moody’s and (ii) have portfolio assets of at least $5,000,000,000; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.

“Cash Flow Forecast” has the meaning specified in Section 6.1(i).

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the Closing Date (regardless of whether these or similar services were provided prior to the Closing Date by the Administrative Agent, any Lender or any Affiliate of any of them) by the Administrative Agent, any Lender or any Affiliate of any of them, in each case, so long as the applicable Lender is a Lender hereunder, including obligations for the payment of reasonable fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith, if any.

“CB Floating Rate” means the Prime Rate, provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR Borrowing” means a borrowing consisting of CBFR Loans.

“CBFR Loan” means any Loan during any period in which it bears interest based on the CB Floating Rate.

“Change of Control” means the occurrence of any of the following:  (a) any person or group of persons (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 35% or more of the issued and outstanding voting securities within the meaning of Rule 13d-5(b) of the Exchange Act of the Borrower or (b) during any period of twelve consecutive calendar months commencing from and after the Closing Date, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Closing Date” means May 3, 2010.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under this Agreement, the Orders or any Collateral Document, but in any event, excluding the Excluded Collateral, and subject to the provisions of Section 2.19.

“Collateral Access Agreement” means individually and collectively, each “Collateral Access Agreement” referred to in the Pledge and Security Agreement.

“Collateral Documents” means the Pledge and Security Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Mortgages and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Obligations.

“Committee” has the meaning specified in Section 2.19.

“Commitments” means the collective reference to the Revolving Commitments and the Term Commitments.

“Commodity Account” has the meaning given to such term in the UCC.

“Commodity Intermediary” has the meaning given to such term in the UCC.

“Compliance Certificate” has the meaning specified in Section 6.1(d).

“Concentration and Disbursement Accounts” shall mean, collectively, the deposit accounts of Borrower identified on Schedule II and such other accounts as may be established after the date hereof in accordance with the terms hereof that are used as concentration or disbursement accounts.

“Confirmation Order” means an order of the Bankruptcy Court confirming a plan of reorganization.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid in cash to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation and (c) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members (or any equivalent managers) of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum derived substance or waste, asbestos and polychlorinated biphenyls and any other substance, material or waste that would be reasonably be expected to result in liability under any Environmental Law.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary.  “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Corporate Chart” means a corporate organizational chart, list or other similar document and setting forth for each Person that is a Loan Party that is subject to Section 7.12 or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

“Credit Impairment Event” means (i) the release of a material portion of the Collateral, (ii) the release of any Guarantor from its obligations under Article XI, (iii) the payment of adequate protection, (iv) any creditor obtaining relief from stay to foreclose on assets of the Loan Parties in an amount in excess of $100,000, (v) any amendment or waiver of any Specified Financial Covenants or the underlying definitions used in the Specified Financial Covenants, (vi) the amendment or waiver of Section 2.8 that materially adversely affects either, but not both in substantially the same manner, of the Revolving Lenders or the Term Lenders, (vii) the waiver of any Default or Event of Default resulting from a breach by any Debtor of the Interim Order or the Final Order or (viii) any modification of either the Interim Order or the Final Order in a manner adverse to the Lenders, provided, that notwithstanding anything herein to the contrary, no action or event shall be a Credit Impairment Event if such action or event is permitted pursuant to the terms hereof.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)           Liens with respect to the payment of taxes, assessments or governmental charges in each case (i) that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP, (ii) in respect of which the aggregate liability of such Person does not exceed $1,000,000 at any time or (iii) that are otherwise stayed pursuant to the Cases;

(b)           Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business (i) for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP, (ii) in respect of which the aggregate liability of such Person does not exceed $1,000,000 at any time or (iii) that are otherwise stayed pursuant to the Cases;

(c)           deposits and pledges of cash, Cash Equivalents and Deposit Accounts made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other ordinary course statutory obligations or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs, bid or performance bonds;

(d)           encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)           encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)            financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease;

(g)           solely with respect to Real Property, such other Liens, defects and encumbrances as may be approved by the Administrative Agent in its sole discretion;

(h)           Liens securing judgments which do not constitute an Event of Default; and

(i)            Liens in favor of a banking institution arising as a matter of law or otherwise encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry.

“Debt Issuance” means the incurrence of Indebtedness (a) of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Borrower or any of its Subsidiaries and (b) incurred pursuant to Section 8.1(k).

“Debtors” has the meaning specified in the preamble to this Agreement.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit required to be funded by it hereunder within 2 Business Days of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, any Issuer, any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 3 Business Days of the date when due, unless the subject of a good faith dispute, or (d) becomes (or is) the subject of any action or proceeding of a type described in Section 9.1(f) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender).

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned.  The following financial institutions are approved:  Bank of America, N.A. and JPMorgan.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Designated Real Property” means the following Real Property: (i) Prosper Plant, 706 S. Dallas Parkway, Collin County, Texas; (ii) Alliance Plant, 9.431 Acres, Denton County 13624 FM 1171, Roanoke, Texas and part of the Alliance Plant property consisting of 10.438 acres in Denton County, Roanoke, Texas and (iii) Plant #260, Frisco Batch Plant, 14800 SH-121, Frisco, Texas.

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Scheduled Termination Date.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDAR” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for federal, state and local income and franchise taxes, (ii) Interest Expense, (iii) loss or charges from extraordinary items, (iv) depreciation, depletion and amortization expenses, (v) all other non-cash charges, non-cash impairment charges and non-cash charges, expenses and losses for such period, provided that each of the foregoing is a non-recurring charge, expense or loss and (vi) the amount of any non-cash (x) compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants and (y) incentive compensation charges plus (c) reorganization and restructuring costs, charges and expenses (including fees, costs and expenses incurred in connection with this Agreement, the restructuring or repayment of the Prepetition Credit Agreement, or the transactions contemplated hereby or thereby) in an aggregate amount during the term of this Agreement not to exceed (w) $7,500,000 in the aggregate as of June 30, 2010, (x) $18,500,000 in the aggregate as of September 30, 2010, (y) $24,000,000 in the aggregate as of December 31, 2010 and (z) $26,000,000 in the aggregate throughout the term of this Agreement minus (d) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for any federal, state and local income and franchise tax, (ii) gains from extraordinary items for such period and (iii) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a change referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent.  In no event shall the calculation of “EBITDAR” include any gain or loss from the early extinguishment or repurchase of Indebtedness.

“Effective Date” means the effective date of a plan of reorganization in the Cases.

“Eligibility Reserves” means, effective (a) immediately, if any Default or Event of Default has occurred and is continuing or (b) otherwise, as of one Business Day after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which such notice shall provide reasonable detail for the basis of the implementation of such reserve) immediately, such amounts as the Administrative Agent, in its sole discretion, exercised reasonably and in good faith, may from time to time establish against the gross amounts of Eligible Receivables, Eligible Inventory and/or Eligible Trucks to reflect risks or contingencies existing on or arising after the Closing Date that are reasonably expected to affect any one or more classes of such items and that have not already been taken into account in the calculation of the Borrowing Base or any Availability Reserve (including, without limitation, reserves for excess dilution of Accounts of the Borrowing Base Contributors).

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets exceeding $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, exceeding $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, exceeding $250,000,000.

“Eligible Inventory” means the Inventory of each of the Borrowing Base Contributors (other than any Inventory that has been consigned by any such Borrowing Base Contributor) including raw materials, goods subject to an agreement providing for a bill and hold arrangement (but only to the extent any Account relating thereto is not otherwise eligible for inclusion as an Eligible Receivable), finished goods, truck parts and supplies (a) that is owned solely by such Borrowing Base Contributor or (without duplication) jointly with other Borrowing Base Contributors, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, subject only to Customary Permitted Liens so long as such Customary Permitted Liens (other than Customary Permitted Liens of the type described in clause (a) of the definition thereof) do not have priority over the Lien in favor of the Administrative Agent, (c) with respect to which no representation or warranty contained in any Loan Document has been breached, (d) that is not, in the Administrative Agent’s sole discretion, exercised reasonably and in good faith, obsolete or unmerchantable, (e) with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by such Borrowing Base Contributor pursuant to a trademark owned by such Borrowing Base Contributor or a license granted to such Borrowing Base Contributor) the Administrative Agent would have rights under such trademark or license pursuant to the Pledge and Security Agreement, the Orders or other agreement reasonably satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof and (f) that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion, exercised reasonably and in good faith, deem appropriate.  No Inventory of any Borrowing Base Contributor shall be Eligible Inventory if such Inventory consists of or constitutes (i) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (ii) goods to be returned to suppliers, (iii) goods in transit (it being understood, for the avoidance of doubt, that this clause (iii) shall not exclude from Eligible Inventory any goods that are in transit from a Borrowing Base Contributor to a customer of such Borrowing Base Contributor), (iv) “fuel” or “gasoline” for operational use by such Borrowing Base Contributor, (vi) goods which constitute forms or casting patterns used in the production of pre-cast concrete Inventory, (vii) goods which constitute personal computers (and equipment and supplies related thereto), (viii) goods which are classified as “Other” in the most recent Appraisal delivered to the Administrative Agent, (ix) spare parts used in maintenance of the Trucks and which are identified in the most recent Appraisal delivered to the Administrative Agent as parts “without supporting detail” or similar notation, (x) goods for which a reserve has been taken on the balance sheet of such Borrowing Base Contributor or (xi) goods located, stored, used or held at the premises of a third party unless (A)(1) the Administrative Agent shall have received a Collateral Access Agreement or (2) in the case of Inventory located at a leased premises, and without duplication of any “occupancy costs” reflected in the most recent Appraisal delivered to the Administrative Agent, an Eligibility Reserve of up to three months’ rent (as determined by the Administrative Agent in its sole discretion, exercised reasonably and in good faith) shall have been established with respect thereto and (B) an appropriate UCC 1 financing statement shall have been properly filed.  For the avoidance of doubt, eligible “raw materials” means the Eligible Inventory of each Borrowing Base Contributor that is classified, consistent with past practice, on such Borrowing Base Contributor’s account system as “raw materials”.

“Eligible Receivable” means the gross outstanding balance of each Account of each Borrowing Base Contributor arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by such Borrowing Base Contributor to a Person that is not an Affiliate of such Borrowing Base Contributor and that constitutes Collateral in which the Administrative Agent has a fully perfected first priority Lien other than Customary Permitted Liens so long as such Customary Permitted Liens (other than Customary Permitted Liens of the type described in clause (a) of the definition thereof) do not have priority over the Lien in favor of the Administrative Agent; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a)          such Account is (i) more than 90 days past due according to the original terms of sale or (ii) 120 days or more past the original invoice date thereof; or

(b)          any warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account; or

(c)          the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to such Borrowing Base Contributor but only to the extent of such dispute or claim; or

(d)          the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made a general assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors generally for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs unless such Accounts arose on a post-petition basis and (A) the Account Debtor on such Account is a debtor-in-possession in a Chapter 11 case under the Bankruptcy Code and has available debtor-in-possession financing from sources and under terms reasonably acceptable to the Administrative Agent and (B) the Administrative Agent, acting in its sole discretion, determines that such Account shall be an Eligible Receivable; provided, however, that the aggregate amount of all Eligible Receivables under this clause (d) shall not, at any time, exceed 5% of the Eligible Receivables of the Borrowing Base Contributors; or

(e)          the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of the Borrower or any of its Subsidiaries, but only to the extent of the amount owing by the Borrower or any of its Subsidiaries to such supplier or creditor, unless such supplier or creditor has executed a no-offset letter reasonably satisfactory to the Administrative Agent, in its sole discretion, in which case the full amount of such account shall be eligible pursuant to this clause (e); or

(f)          the sale represented by such Account is to an Account Debtor located outside the United States, unless the sale is on letter of credit or acceptance terms reasonably acceptable to the Administrative Agent, in its sole discretion, exercised reasonably and in good faith, and (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent; or

(g)          the sale to such Account Debtor on such Account is on a bill-and-hold, guaranteed sale, cash-on-delivery, sale-and-return, sale-on-approval or consignment basis or other terms by reason of which the payment by such Account Debtor is or may be conditional, provided that with respect to any Accounts which are bill-and-hold, if the relevant Account Debtor has delivered to the relevant Borrowing Base Contributor a letter (or other agreement) pursuant to which such Account Debtor accepts title and risk of loss with respect to the goods or services which are the subject of such Accounts (and such Borrowing Base Contributor has delivered a true and complete copy of such letter to the Administrative Agent) prior to the delivery of such goods or services by such Borrowing Base Contributor to such Account Debtor, then the bill-and-hold Accounts of such Account Debtor shall not be deemed ineligible pursuant to this clause (g); or

(h)          such Account is (i) a bonded Account or (ii) subject to a Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties other than Customary Permitted Liens so long as such Customary Permitted Liens (other than Customary Permitted Liens of the type described in clause (a) of the definition thereof) do not have priority over the Lien in favor of the Administrative Agent; or

(i)          such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of such Borrowing Base Contributor’s business; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or

(j)          the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(k)          the Account Debtor on such Account is a Governmental Authority, unless such Borrowing Base Contributor has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l)          such Account or any portion thereof represents late charges or finance charges; provided that with respect to any Account for which late charges or finance charges constitute only a portion of such Account, such Account shall be ineligible pursuant to this clause (l) only to the extent of such late charges or finance charges; or

(m)         such Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrowing Base Contributor’s completion of further performance under such contract; provided that with respect to any such Account for which all of the goods sold or used or services rendered have been delivered or performed, as the case may be, and a final invoice upon completion of all performance under such contract has been sent to the Account Debtor, such Account shall not be deemed to be ineligible pursuant to this clause (m); or

(n)          such Account was previously the subject of a charge-back, debit memo or other transaction pursuant to which the liability of the Account Debtor thereunder was at one time extinguished or settled but has subsequently been reinstated and re-aged; or

(o)          50% or more of the outstanding Accounts of the Account Debtor have become, or have been determined by the Administrative Agent, in accordance with the provisions hereof, to be, ineligible pursuant to clause (a) above; or

(p)          the sale represented by such Account is denominated in a currency other than Dollars; or

(q)          such Account is not evidenced by an invoice or other writing or electronic record in form acceptable to the Administrative Agent, in its sole discretion, exercised reasonably and in good faith; or

(r)          such Borrowing Base Contributor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(s)          the total Accounts of such Account Debtor to such Borrowing Base Contributor represent more than 15% of the Eligible Receivables of all Borrowing Base Contributors at such time, but only to the extent of such excess; or

(t)          the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion, exercised reasonably and in good faith, that such Account might not be paid or is otherwise ineligible.

Notwithstanding the foregoing, any Account which is secured by a letter of credit issued by an Eligible Assignee pertaining to the contract under which such Account arose and as to which either (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent, shall constitute an Eligible Receivable.

“Eligible Trucks” means the Trucks of each of the Borrowing Base Contributors (a) that are owned solely by such Borrowing Base Contributor, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, subject only to Customary Permitted Liens, (c) with respect to which no representation or warranty contained in any Loan Document has been breached, (d) that are not, in the Administrative Agent’s sole discretion, exercised reasonably and in good faith, obsolete or unmerchantable and (e) that the Administrative Agent deems to be Eligible Trucks, based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion, exercised reasonably and in good faith, deem appropriate.  Trucks which would otherwise be eligible pursuant to the foregoing criteria but which were not owned by a Borrowing Base Contributor on the date of the most recent Appraisal delivered to the Administrative Agent shall only become “Eligible Trucks” on the last day of any fiscal month during which (or after) such Truck is (or was) acquired by such Borrowing Base Contributor.

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.); and including such applicable Requirements of Law requiring the reclamation of mining sites.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest (a) incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and arising under or relating to any Environmental Law, including all those (i) relating to any Permit, order or agreement with any Governmental Authority or other Person, (ii) relating to any environmental, health or safety condition or to any Release or threatened Release or (iii) resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries or (b) otherwise relating to Environmental Laws.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” has the meaning given to such term in the UCC.

“Equity Issuance” means the issuance or sale of any Stock by the Borrower or any Subsidiary of the Borrower of Stock of the Borrower or any Subsidiary of the Borrower, as applicable, to any Person other than the Borrower or any Subsidiary of the Borrower.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice that a Multiemployer Plan is Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) any failure by any Title IV Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Title IV Plan, whether or not waived, (h) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV Plan, (i) the failure of Borrower, any of its Subsidiaries or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any required contribution to a  Multiemployer Plan, (j) a determination that any Title IV Plan is, or is expected to be, in “at risk” status  (within the meaning of Section 430 of the Code or Section 303 of ERISA), (k) the imposition of a  lien under Section 412 of the Code or Sections 302 or 4068 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurodollar Borrowing” means a borrowing consisting of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means any Loan the rate of interest applicable to which is based upon the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Collateral” means (a) the Stock of the Excluded Joint Venture (the “Excluded JV Equity”), (b) the assets owned by the Excluded Joint Venture (the “Excluded JV Assets”) and (c) property and assets excluded pursuant to the terms of the Pledge and Security Agreement.

“Excluded Deposit Account” means any Deposit Account maintained by the Borrower or its Subsidiaries as to which the criteria in the provisos to clause (z) of Section 7.13(a) shall be satisfied.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary in respect of which either (a) the pledge of all of the Stock of such Subsidiary as Collateral to secure payment of the Obligations or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower based on an analysis reasonably satisfactory to the Administrative Agent, result in adverse tax consequences to the Loan Parties and their Subsidiaries, taken as a whole.

“Excluded Joint Venture” means Superior Materials Holdings LLC and its direct and indirect Subsidiaries.

“Excluded JV Assets” has the meaning set forth in clause (b) of the definition of “Excluded Collateral”.

“Excluded JV Equity” has the meaning set forth in clause (a) of the definition of “Excluded Collateral”.

“Excluded Stock” has the meaning specified in the preamble to this Agreement.

“Facility” means each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the Revolving Loans made thereunder (the “Revolving Facility”).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic material assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, provided that the Board of Directors shall be permitted to consider the circumstances existing at such time (including, without limitation, any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

 “Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fifteen Month Facility Extension Option” has the meaning given to such term in Section 2.23.

“Final Closing Date” means the first date following the Final Order Entry Date that the conditions precedent set forth in Section 3.1, Section 3.2 and Section 3.3 shall have been satisfied or waived.

“Final Order” means an order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order, with such modifications thereto as are reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

“Final Order Entry Date” means the date the Final Order is entered on the Bankruptcy Court’s docket in the Cases.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.4 and Section 6.1.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“Flood Hazard Property” means each Mortgaged Property which is located in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mudslide hazards.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“General Intangible” has the meaning given to such term in the UCC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantor” means each Subsidiary of the Borrower, that is not an Excluded Foreign Subsidiary, that guarantees any of the Obligations under Article XI.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person (the “guaranteeing person”) with respect to any Indebtedness of another Person, if the purpose or intent of the guaranteeing person is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take or pay or similar payments, if required, regardless of non performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof.  The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, credit derivatives, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Creditor” means the Administrative Agent, any Lender or any Affiliate of any of them from time to time party to one or more Hedging Contracts (regardless of whether these or similar services were provided prior to the Closing Date by the Administrative Agent, any Lender or any Affiliate of any of them, but only so long as such Lender is a Lender hereunder) permitted hereunder with a Loan Party.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, prepaid expenses or amounts owed by such Person to employees or officers of such Person in the ordinary course of business as compensation for services rendered, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents (other than for other Stock or Stock Equivalents that do not constitute Disqualified Stock) of such Person prior to the Scheduled Termination Date, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all net payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnitee” has the meaning specified in Section 13.2(b).

“Initial Cash Flow Forecast” has the meaning specified in Section 3.1(o).

“Insolvent” means, with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instrument” has the meaning given to such term in the UCC.

“Interest Expense” means, for any Person for any period, Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, net costs under Interest Rate Contracts for such period.

“Interest Payment Date” means as to any CBFR Loan or Eurodollar Rate Loan, the first Business Day of each calendar month and the Revolving Termination Date for Revolving Loans and the Term Termination Date for Term Loans.

“Interest Period” means as to any Eurodollar Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i)             if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)            the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or Term Termination Date;

(iii)          any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;

(iv)          the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and

(v)           there shall be outstanding at any one time no more than four (4) Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Interim Order” means an order of the Bankruptcy Court entered in the Cases granting interim approval of the transactions involving the Debtors contemplated by this Agreement and the other Loan Documents and granting the Liens on the Collateral and the Superpriority Claims described herein in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit C hereto, and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

“Inventory” has the meaning given to such term in the UCC.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit.  The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Lender or Affiliate of a Lender that is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer pursuant to the terms of Section 2.3(i).

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person, including, without limitation, any quarries.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” has the meaning specified in the preamble to this Agreement.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.3.

“Letter of Credit Disbursement” means a payment made by the Issuer pursuant to a Letter of Credit.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Sublimit” means $30,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing, with respect to the Term Loans only, in no event shall the LIBO Rate be less than 2.0% per annum.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” means the Term Loans and the Revolving Loans.

“Loan Documents” means, collectively, this Agreement, the Orders, the Promissory Notes (if any), the Collateral Documents and each certificate, agreement or document executed by a Responsible Officer of a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, each Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

“Majority Facility Lenders” means with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Outstandings, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Revolving Commitments).

“Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower and its Subsidiaries, taken as a whole (other than (i) any events leading up to the filing of the Cases disclosed to the Lenders and (ii) those events which customarily occur following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and other events ancillary thereto), (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent, the Lenders or the Issuers to enforce the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Maximum Credit” means, at any time, the lesser of (a) (i) the Revolving Commitments in effect at such time and (ii) the Borrowing Base at such time minus (b) the aggregate amount of any Availability Reserve in effect at such time.

“Merrill Lynch Account” has the meaning specified in Section 7.13(f).

“Moody’s” means Moody’s Investors Services, Inc.

“Mortgagee’s Title Insurance Policy” has the meaning specified in Section 3.1(s).

“Mortgaged Property” means each parcel of Real Property subject to the Lien of a Mortgage pursuant to the terms of this Agreement.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale (other than an Asset Sale permitted under Section 8.4(a), Section 8.4(b), Section 8.4(c), Section 8.4(d), Section 8.4(e), Section 8.4(f), Section 8.4(h), Section 8.4(i) or Section 8.4(j)) net of (i) the reasonable cash costs and expenses of sale, assignment or other disposition (including a reasonable reserve for liabilities retained by the Borrower or such Subsidiary in connection with such Asset Sale; it being understood that “Net Cash Proceeds” shall include, without limitation, any reversal of a reserve described in this clause (i) or if such liabilities have not been satisfied in cash and such reserve not reversed within the longer of (x) 365 days after such Asset Sale and (y) the applicable contractual limitations period, the amount of such reserve), (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale; provided, however, that evidence of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it, (b) Property Loss Event or (c)(i) Equity Issuance (other than any such issuance of Stock (other than Disqualified Stock) of the Borrower occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries) or (ii) any Debt Issuance, in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“Non-Consenting Lender” has the meaning specified in Section 13.1(c).

“Non-Filer” means any Affiliate of the Borrower that is not a Debtor.

“Non-Funding Lender” has the meaning specified in Section 2.2(e).

“Non-Specified Real Property” shall mean the Real Property owned by the Loan Parties with a net book value less than $100,000, as listed on Schedule III.

“Non-U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Notes” means those 8-3/8% Senior Subordinated Notes due 2014 issued pursuant to the Notes Indenture.

“Notes Forbearance Agreements” means individually and collectively, each of (a) that certain Restructuring and Lock-Up Agreement dated as of April 28, 2010 whereby the holders of each of the Notes and the Additional Notes that are party to such Restructuring and Lock-Up Agreement agreed to forbear from taking any action in respect of the guarantees provided by the Specified Non-Filers and (b) that certain Restructuring and Lock-Up Agreement dated as of April 28, 2010 whereby Deutsche Bank Securities Inc. in its capacity as a holder of Notes and Additional Notes agreed to forbear from taking any action in respect of the guarantees provided by the Specified Non-Filers.

“Notes Indenture” means that certain Indenture dated as of March 31, 2004 by and between the Borrower, as issuer, and Wells Fargo Bank, National Association, as trustee, governing the Notes and the Additional Notes (or any notes which are freely transferable issued in exchange for the Notes or Additional Notes but having substantially the same terms and conditions).

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower or any Guarantor to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document, any Cash Management Document and any Hedging Contract, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrower or any Guarantor under this Agreement, any other Loan Document, any Cash Management Document, any Hedging Contract and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation and, with respect to any Obligations of a Non-Filer, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Non-Filer.

“Orderly Liquidation Value Inventory Rate” shall mean the orderly liquidation value (net of reasonable costs and expenses incurred in connection with liquidation) of the Borrowing Base Contributors’ Eligible Inventory as a percentage of the value of such Eligible Inventory, which percentage shall be determined by the most recent Appraisal of such Inventory received by the Administrative Agent.

“Orderly Liquidation Value Of Eligible Trucks” means, as of any date of determination, the result of the following formula:

(a) - (b)

where

(a) represents the sum of {(x) + (y) – (z)};

(b) represents the product of (i) the number represented by clause (a) above and (ii) a percentage representing the reasonable costs and expenses expected to be incurred in connection with a liquidation of the Eligible Trucks (such percentage to be determined by reference to the most recent Appraisal referred to in clause (x) below);

(x) represents, with respect to the Eligible Trucks of the Borrowing Base Contributors which have been appraised pursuant to an Appraisal and are then owned by the Borrowing Base Contributors, the orderly liquidation value of such Eligible Trucks as determined by the most recent Appraisal of such Trucks received by the Administrative Agent;

(y) represents, with respect to Eligible Trucks which have been acquired by the Borrowing Base Contributors during any fiscal month occurring after the most recent Appraisal referred to in clause (x) above (but only until such time as the next Appraisal occurs) and are then owned by the Borrowing Base Contributors, the cost of such Trucks (without deduction for depreciation, which shall be governed by clause (z) below); and

(z) represents the cumulative book depreciation (determined in accordance with the depreciation methods used by the Borrowing Base Contributors with respect to Trucks on the Closing Date) attributable to all Eligible Trucks of the Borrowing Base Contributors (it being understood that such depreciation shall be an estimated amount as of the first two months of each Fiscal Quarter and shall be adjusted to an actual number as of the end of each Fiscal Quarter).

“Orders” means the collective reference to the Interim Order and the Final Order.

“Participant” has the meaning specified in Section 13.3(f).

 “Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. §5318 et. seq.).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Utility Deposit Account” means any Deposit Accounts held by the Company or any of its Subsidiaries that is funded in connection with a deposit provided to any utility company as a result of the Cases, provided that the aggregate balance on deposit in all Permitted Utility Deposit Accounts shall not at any time exceed $500,000.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Petition Date” has the meaning specified in the preamble to this Agreement.

“Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit D, executed by the Borrower and each Guarantor.

“Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Prepetition Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 30, 2006, among the US Borrower, the lenders party thereto and the agents party thereto, as amended, supplemented or otherwise modified.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proceeds” has the meaning given to such term in the UCC.

“Professional Fees” has the meaning specified in Section 2.19.

“Promissory Note” means the collective reference to any promissory note evidencing Loans.

“Property Loss Event” means (a) any loss of or damage to property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of Net Cash Proceeds of insurance in an amount in excess of $500,000 (individually or in the aggregate) or (b) any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of Net Cash Proceeds in an amount in excess of $500,000 (individually or in the aggregate).

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents that the Administrative Agent, in its sole discretion, exercised reasonably and in good faith, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations, provided that in no event shall the aggregate amount of Protective Advances outstanding at any time be greater than 5% of the lesser of (a) the Revolving Commitment and (b) the Borrowing Base.

“Purchasing Lender” has the meaning specified in Section 13.6(b).

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Register” has the meaning specified in Section 13.3(d).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit and in the currency drawn, all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Documents” means the Notes Indenture and each other document and instrument executed with respect thereto.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment and (c) perform pre remedial studies and investigations and post remedial monitoring and care.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043 of ERISA has been waived.

“Report” means (a) reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower's assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, (b) Compliance Certificates, (c) each financial report delivered to the Administrative Agent pursuant to Section 6.1 and (d) the Borrowing Base Certificates, in each case, which Reports may be distributed to the Lenders by the Administrative Agent.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” at any time, (a) the holders of more than 50% of the Aggregate Exposure of all Lenders and (b) the Administrative Agent.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding other than for Stock or Stock Equivalents which do not constitute Disqualified Stock.

“Revolving Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Lenders ratably according to their respective Revolving Percentage.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and acquire interests in other Revolving Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule I(B) under the caption “Revolving Commitment” and as such amount may be reduced pursuant to this Agreement.  The initial aggregate amount of the Revolving Commitments is $35,000,000.

“Revolving Facility” has the meaning specified in the definition of “Facility”.

“Revolving Interim Availability Amount” has the meaning given to such term in Section 3.1(c).

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“Revolving Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage obtained by dividing (a) the Revolving Commitment of such Revolving Lender by (b) the aggregate Revolving Commitments of all Revolving Lenders (or, at any time on or after the Revolving Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Outstandings owing to such Revolving Lender by the aggregate outstanding principal balance of the Revolving Outstandings owing to all Revolving Lenders).

“Revolving Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Commitments pursuant to Section 2.4, (c) 45 days (or such later date as the Requisite Lenders may agree) after entry of the Interim Order if the Final Order has not been entered prior thereto, (d) the date any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, (e) the Effective Date and (f) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Unused Commitment Fee” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means any arrangement entered into by the Borrower or any Subsidiary of the Borrower with any Person providing for the leasing to the Borrower or such Subsidiary of any capital asset which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such capital asset or rental obligations of the Borrower or such Subsidiary.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“Scheduled Termination Date” means May 3, 2011, provided, that upon the effectiveness of the Fifteen Month Facility Extension Option, the Scheduled Termination Date shall be August 3, 2011.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Intermediary” has the meaning given to such term in the UCC.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 13.6(b).

“Specified Financial Covenants” means collectively the covenants set forth in Section 5.1 and Section 5.2.

“Specified Letter of Credit” means that certain Letter of Credit originally issued on April 6, 2010, by JPMorgan, in its capacity as Issuer under the Prepetition Credit Agreement, to Bank of America, N.A., as beneficiary, in the face amount of $3,500,000.

“Specified Non-Filers” means individually and collectively, each of Kurtz Gravel Company, BWB, Inc. of Michigan, USC Michigan, Inc., Superior Holdings, Inc. and Builders' Redi-Mix, LLC.

“Specified Real Property” shall mean the Real Property owned by the Loan Parties with a net book value equal to or great than $100,000, as listed on Schedule IV.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means unsecured Indebtedness of the Borrower or any Subsidiary owing to any Person that is not a Debtor that is subordinated to the payment in full of the Obligations on subordination terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person; provided, that the Excluded Joint Venture shall not be a “Subsidiary”, with respect to any Person.

“Substitute Institution” has the meaning specified in Section 2.17.

“Substitution Notice” has the meaning specified in Section 2.17.

“Supermajority Lenders” means at any time, (a) the holders of more than 75% of the Aggregate Exposure of all Lenders and (b) the Administrative Agent.

“Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code, including a claim pursuant to Section 364(c)(1) of the Bankruptcy Code.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.7(a).

“Taxes” has the meaning specified in Section 2.16(a).

“Term Borrowing” means a borrowing consisting of Term Loans made on the same day by the Term Lenders ratably according to their respective Term Percentage.

“Term Commitments” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule I(A) under the caption “Term Commitment” and as such amount may be reduced pursuant to this Agreement.  The initial aggregate amount of the Term Commitments is $45,000,000.

“Term Facility” has the meaning specified in the definition of “Facility”.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loans” has the meaning specified in Section 2.1(b).

“Term Percentage” as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Term Commitments pursuant to Section 2.4, (c) 45 days (or such later date as the Requisite Lenders may agree) after entry of the Interim Order if the Final Order has not been entered prior thereto, (d) the date any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, (e) the Effective Date and (f) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Termination Date” means the later to occur of (i) the Revolving Termination Date and (ii) the Term Termination Date.

“Test Period” means on any date, the period beginning on May 1, 2010 and ending on such date (taken as one accounting period).

“Title IV Plan” means an employee pension benefit (as defined in Section 3(2) of ERISA) plan (other than a Multiemployer Plan) covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Trigger Notice” has the meaning specified in Section 2.19.

“Trucks” means, with respect to each Borrowing Base Contributor, the ready-mix concrete trucks and the mixing drums affixed thereto owned by such Borrowing Base Contributor.

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Unfunded Pension Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of Withdrawal Liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

“U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, local residents or other holders, in each case, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Section 1.2          Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3          Accounting Terms and Principles

(a)           Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V  shall, unless expressly otherwise provided herein, be made in conformity with GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

(b)           If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article V that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any provision of the Loan Documents shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c)           For purposes of making all financial calculations to determine compliance with Article V, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets with a Fair Market Value in excess of $200,000 that have been acquired or disposed of by the Borrower or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower on a pro forma basis.

Section 1.4          Certain Terms

(a)           The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b)           Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)           Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto.  Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement, modification, extension, renewal or replacement to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified, extended, renewed or replaced.

(d)           References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e)           The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)           The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

(g)               All references to “knowledge” of any Loan Party means the actual knowledge of a Responsible Officer.

(h)           The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, without limitation, cash, securities, accounts and contract rights.

(i)           Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

ARTICLE II
The Facilities

Section 2.1          The Commitments

(a)           On the terms and subject to the conditions contained in this Agreement and the Orders, each Revolving Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Lender not to exceed such Revolving Lender’s Revolving Commitment; provided, however, that at no time shall any Revolving Lender be obligated to make a Revolving Loan in excess of such Revolving Lender’s Revolving Percentage of the Available Credit, provided, further, that (i) during the period from the Closing Date until the Final Closing Date, the aggregate principal amount of Revolving Loans shall at no time exceed the Revolving Interim Availability Amount and (ii) at any time following the Final Closing Date, the aggregate principal amount of Revolving Loans shall at no time exceed that aggregate principal amount of Revolving Loans permitted to be made to the Borrower pursuant to the Orders.  Within the limits of the Revolving Commitment of each Revolving Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1(a).

(b)           On the terms and subject to the conditions contained in this Agreement and the Orders, each Term Lender severally agrees to make a term loan (a “Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term Commitment.  Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

Section 2.2          Borrowing Procedures

(a)           Each Borrowing shall be made on irrevocable notice given by the Borrower to the Administrative Agent (i) not later than 2:00 p.m. (New York time) the date of the proposed Borrowing, in the case of a Borrowing of CBFR Loans, and (ii) not later than 10:00 a.m. (New York time) 3 Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing.  Each such notice shall be in substantially the form of Exhibit B (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of CBFR Loans or Eurodollar Rate Loans, (D) whether the Loan will be a Revolving Loan or a Term Loan, (E) the initial Interest Period or Periods for any such Eurodollar Rate Loans and (F) for Revolving Borrowings, the Available Credit (after giving effect to such proposed Revolving Borrowing).  The Loans shall be made as CBFR Loans unless, subject to Section 2.14, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans, provided that all Borrowings made on the Closing Date and the Final Closing Date shall be made initially as CBFR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.10.

(b)           Each Revolving Lender shall, before 11:00 a.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 13.7, in immediately available funds, such Lender’s Revolving Percentage of such proposed Borrowing.  Upon fulfillment (or due waiver in accordance with Section 13.1) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1, (ii) on the Final Closing Date, of the applicable conditions set forth in Section 3.2 and (iii) at any time (including the Closing Date and Final Closing Date), of the applicable conditions set forth in Section 3.3, as the case may be, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(c)           Each Term Lender shall, before 11:00 a.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 13.7, in immediately available funds, such Lender’s Term Percentage of such proposed Borrowing.  Upon fulfillment (or due waiver in accordance with Section 13.1) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Final Closing Date, of the applicable conditions set forth in Section 3.2, as the case may be, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Percentage or Term Percentage, as applicable, of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Revolving Percentage or Term Percentage, as applicable, available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such Revolving Percentage or Term Percentage, as applicable, available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on written demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing.  If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(e)           The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), including any payment in respect of its participation in Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3          Letters of Credit

(a)           Subject to the terms and conditions set forth herein, the Borrower may request the Issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuer, at any time and from time to time during the Availability Period.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control in all respects.

(b)           To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuer) to the Issuer and the Administrative Agent (prior to 9:00 a.m., New York City time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the Issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of Issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph Section 2.3(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuer, the Borrower also shall submit a letter of credit application on the Issuer’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be Issued, amended, renewed or extended only if (and upon Issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Letter of Credit Obligations would not exceed the Letter of Credit Sublimit or (ii) the aggregate amount of Revolving Outstandings would not exceed the Maximum Credit

(c)           Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the Issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date.

(d)           By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuer or the Revolving Lenders, the Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuer, a participation in such Letter of Credit equal to such Lender's Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuer, such Lender's Revolving Percentage of each Letter of Credit Disbursement made by the Issuer and not reimbursed by the Borrower on the date due as provided in paragraph Section 2.3(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           If the Issuer shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent an amount equal to such Letter of Credit Disbursement not later than 10:00 a.m., New York City time, on the Business Day immediately following the day that the Borrower receives written notice of such payment.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable Letter of Credit Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Revolving Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.2(b) with respect to Revolving Loans made by such Revolving Lender (and Section 2.2(b)  shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuer the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuer or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuer, then to such Revolving Lenders and the Issuer as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuer for any Letter of Credit Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Letter of Credit Disbursement.

(f)           The Borrower's obligation to reimburse Letter of Credit Disbursements as provided in Section 2.3(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder (other than payment or performance).  Neither the Administrative Agent, the Revolving Lenders nor the Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the Issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuer; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary at law or under any other agreement, provided further that the foregoing shall not be construed to excuse the Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuer’s failure to exercise the standard of care set forth above when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuer (as finally determined by a court of competent jurisdiction), the Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           The Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuer has made or will make a Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuer and the Revolving Lenders with respect to any such Letter of Credit Disbursement.

(h)           If the Issuer shall make any Letter of Credit Disbursement, then, unless the Borrower shall reimburse such Letter of Credit Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, at the rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Rate Loans under the Revolving Facility; provided that, if the Borrower fails to reimburse such Letter of Credit Disbursement when due pursuant to Section 2.3(e), then Section 2.9(b) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.3(e) to reimburse the Issuer shall be for the account of such Lender to the extent of such payment.

(i)           The Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuer and the successor Issuer.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuer.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuer pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuer shall have all the rights and obligations of the Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require.  After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement solely with respect to Letters of Credit Issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)           Notwithstanding anything to the contrary herein, on and after the Closing Date, each letter of credit set forth on Schedule 2.3 will constitute a Letter of Credit, and the issuer of such letter of credit shall constitute an Issuer, under this Agreement and for purposes hereof will be deemed to have been issued on the Closing Date, provided that the Specified Letter of Credit shall not be considered a Letter of Credit Obligation for the purposes of (i) the definition of “Revolving Outstandings” and (ii) Section 2.11(a).  The Borrower agrees that it shall pay such other fees in respect of the Specified Letter of Credit as may be mutually agreed to by the Borrower and JPMorgan.

Section 2.4          Reduction and Termination of the Commitments

The Borrower may, upon at least 5 Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Commitments of the Revolving Lenders.  All outstanding Revolving Commitments shall terminate on the Scheduled Termination Date.  Upon the Revolving Commitments being terminated, the Revolving Loans having been paid and the Borrower providing cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105%, the Borrower may, upon at least 5 Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Term Commitments of the Term Lenders.

Section 2.5          Repayment of Loans

The Borrower promises to repay the entire unpaid principal amount of the Loans on the Termination Date.

Section 2.6          Evidence of Debt

Any Lender may request that Loans made by it be evidenced by a Promissory Note.  In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the forms attached hereto as Exhibit H-1 and Exhibit H-2, as applicable.  Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.7          Optional Prepayments

The Borrower may voluntarily prepay the outstanding principal amount of the Revolving Loans in whole or in part (without premium or penalty, except as set forth herein).  Upon the Revolving Commitments being terminated, the Revolving Loans having been paid and full and the Borrower providing cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105%, the Borrower may prepay the outstanding principal amount of the Term Loans in whole or in part.  Prepayments under this Section 2.7 may only be made upon notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, three Business Days prior thereto, in the case of Eurodollar Rate Loans, and no later than 11:00 a.m., New York City time, one Business Day prior thereto, in the case of CBFR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Rate Loans or CBFR Loans.  If any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(d).  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof (or such other amount that is equal to amount required to repay the Revolving Loans or the Term Loans, as applicable, in full).

Section 2.8          Mandatory Prepayments

(a)           Within one Business Day of receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising (i) from an Asset Sale, Property Loss Event, Debt Issuance or Equity Issuance, the Borrower shall immediately prepay the Loans in an amount equal to 100% of such Net Cash Proceeds, provided that in the case of any Asset Sale or Property Loss Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Loan Parties intend to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 150 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) property (excluding Inventory) used or useful in the business of the Loan Parties, and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate, provided however that to the extent any such Net Cash Proceeds therefrom have not been so applied by the end of such 150 day period, at such time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.  Any such mandatory prepayment shall be applied in accordance with clause (b) below.  The Borrower shall also prepay the Loans to the extent required by clause (c) below.

(b)           Subject to the provisions of Section 2.12(g), any prepayments made by the Borrower required to be applied in accordance with this clause (b) shall be applied as follows:  first, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been repaid in full; and then, to repay the outstanding principal balance of the Term Loans until such Term Loans shall have been paid in full.  Repayments of Revolving Loans required to be made pursuant to this clause (b) shall result in a permanent reduction of the Revolving Commitments.  Repayments of Term Loans required to be made pursuant to this clause (b) may not be reborrowed.

(c)           If at any time, the aggregate principal amount of Revolving Outstandings exceeds the Maximum Credit at such time, the Borrower shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Loans and cash collateralization of the Letters of Credit as provided in the preceding sentence, the Borrower shall forthwith prepay the Term Loans then outstanding in an amount equal to such excess.

(d)           The Borrower hereby irrevocably waives the right to direct the application of all funds in the Cash Collateral Account and agrees that the Administrative Agent shall, except as provided in Section 2.12(g) and clause (b) above, on each Business Day apply payments in respect of any Obligations and all funds credited to the Cash Collateral Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) as follows:  first, if such date is an Interest Payment Date, to accrued but unpaid interest on the Revolving Loans, ratably; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been repaid in full (without, for the avoidance of doubt, a permanent reduction in the Revolving Commitments); third, to be held as cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of the aggregate Letter of Credit Undrawn Amounts; fourth, to any other Obligation owing to the Revolving Lenders then due and payable; and then as otherwise directed by the Borrower so long as such direction does not violate the terms of this Agreement.  The Administrative Agent agrees so to apply such funds and the Borrower consents to such application.  If (i) following such application or (ii) after all Letters of Credit shall have expired or be fully drawn and all Commitments shall have been terminated, there are no Loans outstanding and no other Obligations that are then due and payable, then the Administrative Agent shall cause any remaining funds in the Cash Collateral Account to be paid at the written direction of the Borrower (or, in the absence of such direction, to the Borrower or another Person lawfully entitled thereto).

Section 2.9          Interest

(a)           All Loans and the outstanding amount of all other Obligations (other than pursuant to (i) Hedging Contracts, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations and (ii) Cash Management Obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (b) below, as follows:

(i)           if a CBFR Loan or such other Obligation, at a rate per annum equal to the sum of (A) the CB Floating Rate as in effect from time to time and (B) the Applicable Margin; and

(ii)          if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Adjusted LIBO Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period.

(b)           Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is 2.0% percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.  Such interest shall be payable on written demand.

(c)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section 2.9 shall be payable from time to time on demand.

Section 2.10        Conversion/Continuation Option

(a)           The Borrower may elect from time to time to convert Eurodollar Rate Loans to CBFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Rate Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert CBFR Loans to Eurodollar Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no CBFR Loan under a particular Facility may be converted into a Eurodollar Rate Loan when any Event of Default has occurred and is continuing and the Majority Facility Lenders in respect of such Facility have determined in their reasonable discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Rate Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Majority Facility Lenders in respect of such Facility have determined in their reasonable discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to CBFR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

Section 2.11        Fees

(a)           The Borrower agrees to pay in immediately available Dollars to each Revolving Lender a commitment fee on the actual daily amount by which the Revolving Commitment of such Revolving Lender exceeds such Revolving Lender’s Revolving Percentage of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “ Revolving Unused Commitment Fee”) from the Closing Date through the Revolving Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar month, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Termination Date.

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, at the rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Rate Loans under the Revolving Facility on the average daily amount of such Lender's Letter of Credit Obligations during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any Letter of Credit Obligations and (ii) to the Issuer a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily amount of Letter of Credit Undrawn Amounts during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any Letter of Credit Obligations, as well as the Issuer’s standard fees with respect to the Issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October following such last day, commencing on the first such date to occur after the Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on written demand.  Any other fees payable to the Issuer pursuant to this paragraph shall be payable within 15 days after written demand (including documentation reasonably supporting such request).  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

Section 2.12        Payments and Computations

(a)           The Borrower shall make each payment hereunder (including fees and expenses) not later than noon (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 13.7 in immediately available funds without set-off or counterclaim.  The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable; provided, however, that amounts payable pursuant to Section 2.14(b), Section 2.14(c), Section 2.15 or Section 2.16, shall be paid only to the affected Lender or Lenders.  Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

(b)           All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate at times when the CB Floating Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(c)           Each payment by a Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred.

(d)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.  All repayments of any Loans shall be applied as follows:  first, to repay such Loans outstanding as CBFR Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

(e)           Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Effective Rate for the first Business Day and thereafter at the rate applicable to CBFR Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f)           Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.8), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows:  first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable (without, for the avoidance of doubt, in the case of any repayment of any Revolving Loan, a permanent reduction in the Revolving Commitments) and third, as the Borrower so designates.  Payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Lender in accordance with such Revolving Lender’s Revolving Percentage; payments in respect of Term Loans received by the Administrative Agent shall be distributed to each Term Lender in accordance with such Term Lender’s Term Percentage and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Aggregate Exposure Percentage.

(g)           The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.8 and clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 shall, apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i)           first, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii)          second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

(iii)         third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

(iv)         fourth, to pay Obligations in respect of any fees then due to the Administrative Agent, the Arranger, the Lenders and the Issuers;

(v)         fifth, to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations (including interest that would have accrued but for a bankruptcy proceeding involving the Borrower);

(vi)        sixth, to pay or prepay principal amounts on the Revolving Loans and Reimbursement Obligations, and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3, ratably to the aggregate principal amount of such Revolving Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts;

(vii)       seventh, to pay Obligations in respect of Cash Management Obligations and Hedging Contracts in an aggregate amount not to exceed $2,500,000, ratably;

(viii)      eighth, to pay interest then due and payable in respect of the Term Loans (including interest that would have accrued but for a bankruptcy proceeding involving the Borrower);

(ix)        ninth, to pay or prepay principal amounts on the Term Loans;

(x)         tenth, to pay all other Obligations in respect of Cash Management Obligations and Hedging Contracts, ratably;

(xi)        eleventh, to the ratable payment of all other Obligations; and

(xii)       twelfth, to the payment of the surplus, if any, to the Borrower;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi) above the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Revolving Lenders shall be allocated first to repay Protective Advances pro rata until such Protective Advances are repaid in full and then to repay the Revolving Loans or to provide cash collateral for outstanding Letters of Credit.  The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) above may at any time and from time to time be changed pursuant to the terms of Section 13.1 without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer.

(h)           At the option of the Administrative Agent, (i) upon one Business Day prior written notice to the Borrower, fees, expenses and other sums (other than principal), in each case, then due and payable in respect of the Revolving Loans may be paid from the proceeds of Revolving Loans and (ii) Reimbursement Obligations, interest in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Revolving Loans.  The Borrower hereby authorizes the Revolving Lenders to make such Revolving Loans pursuant to Section 2.2(a) from time to time in the amounts of any and all principal payable with respect to the Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Revolving Borrowing with respect to such Revolving Loans and to distribute the proceeds of such Revolving Loans to pay such amounts.  The Borrower agrees that all such Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.3, which conditions the Revolving Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.13        Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Requisite Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Notice of Borrowing requests a Revolving Borrowing for a Eurodollar Rate Loans, such Borrowing shall be made as an CBFR Borrowing.

Section 2.14        Special Provisions Governing Eurodollar Rate Loans

(a)           Determination of Interest Rate

The Adjusted LIBO Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Adjusted LIBO Rate.”  The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b)           Increased Costs

If at any time any Lender reasonably determines in good faith that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law) in each case after the Closing Date, shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall upon 10 days of written demand (including documentation reasonably supporting such request) by such Lender (with a copy of such written demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)           Illegality

Notwithstanding any other provision of this Agreement, if any Lender reasonably determines in good faith that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order in each case after the Closing Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on written notice thereof and written demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert CBFR Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a CBFR Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a CBFR Loan.  If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.  The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(d)           Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.9, the Borrower shall compensate each Lender, within 10 days’ of written demand (including documentation reasonably supporting such request), for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower or that would have been incurred if the Lender had match-funded such Loans in such manner, but excluding any loss of the Applicable Margin on the relevant Loans or other consequential damages) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Borrowing notice or notice given in connection with a conversion or continuation of a Loan given by the Borrower or in a telephonic request by it for Revolving Borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.10, (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.8) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a CBFR Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof.  The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

The agreements contained in this Section 2.14 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to clauses (b), (c) and (d) of this Section 2.14 for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15        Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Closing Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order enacted after the Closing Date or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) enacted after the Closing Date shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

The agreements contained in this Section 2.15 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16        Taxes

(a)           Except as otherwise provided in this Section 2.16, any and all payments by or on behalf of any Loan Party under each Loan Document shall be made free and clear of and without deduction or withholding for or on account of any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto), excluding in the case of the Administrative Agent, each Lender or each Issuer, taxes measured by its net income and franchise taxes (imposed in lieu of net income taxes) imposed on it as a result of a present or former connection between the Administrative Agent, such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein, other than any such connection arising solely from the Administrative Agent, such Lender or such Issuer having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent, as determined in good faith by the applicable withholding agent, (i) the sum payable by the applicable Loan Party shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iv) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment in accordance with Section 2.16(d) below; provided, however, that the Borrower shall not be required to increase any sum payable to any Lender with respect to any Taxes (y) that are attributable to such Lender’s failure to comply with the requirements of Section 2.16 (f), or (z) that are United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (A) an Eligible Assignee, the date of the Assignment and Acceptance, (B) a successor Administrative Agent, the date of the appointment of such Administrative Agent, and (C) a successor Issuer, the date such Issuer becomes an Issuer) applicable to such Lender, such Issuer or the Administrative Agent, as the case may be (each such date, the “Applicable Date”), except to the extent that such Lender’s assignor (if any), a predecessor Administrative Agent or a predecessor Issuer, as the case may be, was entitled, on the Applicable Date, to receive additional sums payable with respect to such Taxes under this Section 2.16 or that such Taxes are payable as a result of any change in such laws occurring after the Applicable Date.

(b)          In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any foreign jurisdiction, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto), in each case arising from any payment made under any Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)           The Loan Parties shall, jointly and severally, indemnify each Lender, each Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid or payable by such Lender, such Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto (including as a result of any Loan Party’s failure to pay such Taxes or Other Taxes when due to the relevant Governmental Authority or to furnish the required receipts under Section 2.16(d)), whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender, such Issuer or the Administrative Agent (as the case may be) makes written demand (including documentation reasonably supporting such request) therefor.

(d)          Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.7, the original or a certified copy of a receipt evidencing payment thereof.

(e)                   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of the Obligations, provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any taxes incurred more than 180 days prior to the date that such Lender demands, or notifies the borrower of its intention to demand, compensation therefor; provided, that, it the circumstance giving rise to such increased cost or reduction is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)           (i) Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender or on the date a successor Issuer becomes an Issuer or on the date a successor Administrative Agent becomes the Administrative Agent, as the case may be, in the case of each other Non-U.S. Lender, on or before the date that any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two properly completed and duly executed originals of each of the following, as applicable: (v) Form W-8IMY (together with any applicable underlying IRS forms, documentation or certificates) or successor form, (w) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (x) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (y) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate substantially in the form of Exhibit F or (z) any other applicable form, certificate or document prescribed by the IRS or any applicable law certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.  Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.  Notwithstanding any other provision of this Section 2.16(f) a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.16 that such Non-U.S. Lender is not legally able to deliver.

(ii)          Prior to the Closing Date in the case of each U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender, or on the date a successor Issuer becomes an Issuer or on the date a successor Administrative Agent becomes the Administrative Agent, as the case may be, in the case of each other U.S. Lender, on or before the date that any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if requested by the Borrower or the Administrative Agent, each U.S. Lender shall provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.  Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender, an Issuer or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall, if requested by the Borrower, use commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender; provided, that, nothing in this Section 2.16(g) shall affect or postpone any of the obligations of the Borrower or any other Loan Party or the rights of any Lender under this Section 2.16.

(h)           Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

Section 2.17        Substitution of Lenders

(a)           In the event that (i)(A) any Lender makes a claim under Section 2.14(b) or Section 2.15, (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(c), (C) any Loan Party is required to make any payment pursuant to Section 2.16 that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender and (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement (any such Lender, an “Affected Lender”), the Borrower may substitute any Lender and any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

(b)           If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations).  Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Revolving Percentage of the Revolving Outstandings or Term Percentage of Term Loans, as applicable, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued pursuant to the terms of the Loan Documents and unpaid through such effective date.  Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c)           Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Promissory Note (if such Loans are evidenced by a Promissory Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

Section 2.18        Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender if any Letter of Credit Obligations exist at the time a Revolving Lender becomes a Defaulting Lender, then the Borrower shall within 15 Business Days (or such longer period as the Administrative Agent and relevant Issuer may agree to) following written notice by the Administrative Agent to the Borrower (A) cash collateralize such Defaulting Lender’s share of the Letter of Credit Obligations in accordance with the procedures set forth in Section 9.3 for so long as such Letter of Credit Obligations are outstanding, or (B) enter into other arrangements reasonably satisfactory to the Administrative Agent, the Issuer and the Borrower (it being understood and agreed that once a Revolving Lender is no longer a Defaulting Lender and has satisfied all of its obligations under this Agreement, the cash collateral referenced in clause (A) above of this Section 2.18 shall be returned promptly to the Borrower).

The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuer and the non-Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.18 shall be permitted under this Agreement, notwithstanding any limitation on Liens or otherwise.

Section 2.19        Priority and Liens.

The Debtors hereby covenant, represent and warrant that, upon entry of the Interim Order (and the Final Order, as applicable), the Obligations of the Debtors hereunder and under the other Loan Documents, each Cash Management Document, each Hedging Contract and the obligations of the Debtors pursuant to Article XI, (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall be secured by a perfected first priority Lien on all Collateral that is otherwise not encumbered by a valid and perfected Lien as of the Petition Date or a valid Lien perfected (but not granted) thereafter to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under Section 546(b) of the Bankruptcy Code and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior Lien upon all Collateral that is subject to valid, perfected and non-avoidable Liens in existence on the Petition Date or valid Liens perfected (but not granted) thereafter to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under Section 546(b) of the Bankruptcy Code, subject, in each case, only to (x) in the event of the occurrence and during the continuance of an Event of Default, the payment of allowed and unpaid professional fees and disbursements (the “Professional Fees”) incurred at any time after the first business day following delivery of written notice from the Administrative Agent to the U.S. Trustee and each of the lead counsel for the Debtors and the Committee (as defined below) (the “Trigger Notice”) of the occurrence of an Event of Default (to the extent allowed by the Bankruptcy Court at any time) by the Loan Parties and any statutory committees appointed in the Cases (each a “Committee”) in an aggregate amount not in excess of $1,500,000 (the “Carve Out Cap”), (y) all unpaid Professional Fees incurred by the Loan Parties and any Committee at any time on or prior to the first business day following delivery of the Trigger Notice to the extent allowed by the Bankruptcy Court at any time, and the payment of fees pursuant to 28 U.S.C. §1930 and (z) fees and expenses up to $250,000 incurred by a trustee under Section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (x) or (y) above) (the amounts described in clauses (x), (y) and (z) collectively, the “Carve Out”).  Notwithstanding the foregoing, (i) the Carve Out shall not be available to pay any professional fees and expenses incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Administrative Agent, the Lenders or the administrative agent under the Prepetition Credit Agreement, (ii) so long as an Event of Default shall not have occurred and be continuing, the Debtors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and § 331, as the same may be due and payable, and the same shall not reduce the Carve Out and (iii) the Carve Out Cap shall not be reduced by the payment of Professional Fees incurred on or prior to the first business day following delivery of a Trigger Notice without regard to when such amounts are allowed by the Bankruptcy Court.  Upon the commencement of a liquidation, the Debtors are directed to deposit an amount equal to the unpaid Professional Fees, including the Carve Out Cap, prior to making any distributions to creditors in a segregated account solely for payment of Professional Fees that are within the Carve Out. Nothing herein shall be construed as a waiver of the right of the Administrative Agent or any Lender to object to the allowance of any Professional Fees and disbursements.

As to all Collateral, including without limitation, all cash, Cash Equivalents and Real Property the title to which is held by any Debtor, or the possession of which is held by any Debtor in the form of a leasehold interest, each Debtor hereby grants a security interest in, hypothecates, mortgages, pledges to the Administrative Agent, for the benefit of the Lenders and the other holders of the Obligations, all of the right, title and interest of the Borrower and such Debtor in all of such Collateral, including without limitation, all cash, Cash Equivalents and owned Real Property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such Debtor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof.  The Borrower and each Debtor acknowledges that, pursuant to the Orders, the Liens granted in favor of the Administrative Agent (on behalf of the Lenders) in all of the Collateral shall be perfected without the recordation of any Uniform Commercial Code financing statements, notices of Lien or other instruments of mortgage or assignment.  The Borrower and each Guarantor further agrees that (a) the Administrative Agent shall have the rights and remedies set forth in Article IX and Article XII and the Orders in respect of the Collateral and (b) if requested by the Administrative Agent, the Borrower and each of the other Debtors shall enter into separate security agreements, pledge agreements and fee mortgages with respect to such Collateral on terms reasonably satisfactory to the Administrative Agent.

Section 2.20        Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement, any of the other Loan Documents, each Cash Management Document and each Hedging Contract, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

Section 2.21        No Discharge; Survival of Claims.

Each Debtor agrees that to the extent its Obligations (other than contingent indemnification and fees obligations not yet due and owing) hereunder are not satisfied in full, (a) its Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and each Debtor, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and described in Section 2.19 and the Liens granted to the Administrative Agent pursuant to the Orders and described in Section 2.19 shall not be affected in any manner by the entry of a Confirmation Order.

Section 2.22        Conflicts.

To the extent of any conflict between the provisions of this Agreement and provisions contained in the Interim Order (or the Final Order, as applicable), the provisions of the applicable Order shall govern in all respects.

Section 2.23        Fifteen Month Facility Extension Option.

The Borrower may extend the Scheduled Termination Date to August 3, 2011 (the “Fifteen Month Facility Extension Option”) subject to, and the Scheduled Termination Date shall be so extended upon satisfaction or waiver of, the following conditions precedent:

(a)           the Borrower shall provide written notice to the Administrative Agent at least thirty (30) days and no more than forty-five (45) days prior to May 3, 2011 of its intention to exercise the Fifteen Month Facility Extension Option;

(b)           the Borrower shall pay a fee to the Administrative Agent on or before the initial Scheduled Termination Date for the account of the Lenders equal to 1.0% of the sum of (i) the Revolving Commitments and (ii) the outstanding principal balance of the Terms Loans, in each case as May 3, 2011;

(c)           the Loan Parties shall have filed with the Bankruptcy Court a plan of reorganization with the Bankruptcy Court;

(d)           the Administrative Agent and the Lenders shall have received monthly Budgets through August 3, 2011;

(e)           no Default or Event of Default shall have occurred and be continuing as of May 3, 2011; and

(f)           the representations and warranties of the Borrower and each other Loan Party contained in Article IV or any other Loan Document shall be true and correct in all material respects on and as of May 3, 2011 and shall be true and correct in all material respects on and as of May 3, 2011 with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

The Administrative Agent will notify the Borrower and the Lenders upon the effectiveness of the Fifteen Month Facility Extension Option.

ARTICLE III
Conditions to Loans and Letters of Credit

Section 3.1          Conditions to the Initial Extension of Credit

The agreement of each Lender to make the Term Loans on the Closing Date and any Revolving Loans requested to be made by it during the period on and from the Closing Date until the Final Closing Date and of each Issuer to Issue any Letter of Credit during the period on and from the Closing Date until the Final Closing Date is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a)           Certain Documents.  The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(i)           this Agreement, duly executed and delivered by the Borrower, each Guarantor and, for the account of each Lender requesting the same at least two Business Days prior to the Closing Date, a Promissory Note of the Borrower conforming to the requirements set forth herein;

(ii)          the Pledge and Security Agreement, duly executed and delivered by each Loan Party;

(iii)         each Deposit Account Control Agreement and Securities Account Control Agreement required to be delivered pursuant to this Agreement or any other Loan Document;

(iv)         the executed Notes Forbearance Agreements, each of which shall be (x) in full force and effect and (y) reasonably satisfactory to the Administrative Agent.

(v)          a Borrowing Base Certificate which calculates the Borrowing Base as of the end of April 23, 2010;

(vi)         (x) a customary opinion of Kirkland & Ellis, LLP, counsel to the Debtors and (y) a customary opinion of Kirkland & Ellis, LLP, counsel to the Specified Non-Filers;

(vii)        a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing or existence, as applicable, of each such Loan Party;

(viii)       a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party on the Closing Date, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vi) above;

(ix)          a certificate of a Responsible Officer of the Borrower to the effect that (A) the condition set forth in Section 3.3(b) has been satisfied and (B) there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that (x) would result in a Material Adverse Change or (y) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facilities;

(x)          evidence reasonably satisfactory to the Administrative Agent that the insurance policies required to be maintained by Section 7.5 and any Collateral Document have been obtained and are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies as to which the Administrative Agent shall have reasonably requested to be so named;

(xi)          the results of recent lien searches conducted in the jurisdictions in which the Loan Parties are organized, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 8.2 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(xii)         such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b)           Consents, Etc.  Each of the Borrower and its Subsidiaries shall have received, on reasonably satisfactory terms, all consents and authorizations required pursuant to any material Contractual Obligation (other than the Related Documents or material Contractual Obligations which are in default directly or indirectly as a result of the Cases) with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the other Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(c)           Interim Order.  The Bankruptcy Court shall have entered, upon motion in form and substance reasonably satisfactory to the Administrative Agent, the Interim Order no later than three Business Days after the Petition Date (or such later date agreed to by the Administrative Agent in its sole discretion) approving and authorizing the Facilities, the Loan Documents and all provisions thereof and the priorities and liens granted under Bankruptcy Code Section 364(c) in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as well as the Requisite Lenders, and including without limitation, provisions (i) granting the Superpriority Claims and the Superpriority Liens in favor of the Lenders on the Collateral pursuant to Section 2.19, (ii) providing for the automatic vacation of such stay to permit the enforcement of the Administrative Agent’s or the Lenders’ remedies hereunder and under the Loan Documents, (iii) prohibiting the incurrence of Indebtedness with priority equal to or greater than the Lenders’ under the Loans, except as expressly allowed hereunder, (iv) prohibiting any granting or imposition of Liens, except as expressly allowed hereunder, (v) authorizing the repayment in full of all the obligations outstanding under the Prepetition Credit Agreement, (vi) authorizing the payment of all fees and expenses due to the Lenders and the Administrative Agent, (vii) finding that the Lenders are extending credit to the Borrower in good faith within the meaning of Section 364(e) of the Bankruptcy Code, (viii) authorizing extensions of credit in the form of revolving loans to the Borrower in amounts not in excess of $30,000,000 (the “Revolving Interim Availability Amount”) and (ix) authorizing extensions of credit in the form of term loans to the Borrower in an amount equal to $45,000,000;

(d)           Effectiveness of Interim Order.  The Interim Order shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner adverse to the Lenders, without the consent of the Administrative Agent and the Requisite Lenders;

(e)           Compliance with Interim Order.  The Loan Parties shall be in compliance in all respects with the Interim Order pursuant to the terms therein;

(f)           First Day Motion/Orders.  The Cases shall have been commenced in the Bankruptcy Court and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Cases or shortly thereafter, including in respect of amounts of critical vendor payments, if any, shall be reasonably satisfactory in form and substance to the Administrative Agent;

(g)           No Trustee.  No trustee, receiver, interim receiver or receiver and manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4));

(h)           Fees and Expenses.  The Lenders, the Administrative Agent and the Arranger shall have received all fees and invoiced reasonable out-of-pocket expenses earned, due and payable on or before the Closing Date;

(i)           Available Credit.  After giving effect to the Loans funded and the Letters of Credit Issued on the Closing Date, the Available Credit shall be equal to or greater than $11,000,000 as of the Closing Date;

(j)           Repayment of Prepetition Credit Agreement. The loans under the Prepetition Credit Agreement shall have been repaid in full in cash and all commitments relating thereto shall have been terminated, and all liens and security interests related thereto shall have been terminated or released, in each case contemporaneous with such repayment and the Administrative Agent shall have received a payoff letter in form and substance reasonably satisfactory to it in connection therewith;

(k)           Litigation.  There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

(l)           Financial Statements.  The Administrative Agent and the Lenders shall have received (i) audited consolidated financial statements of the Borrower for the three most recent Fiscal Years and (ii) unaudited consolidated financial statements of the Borrower for the fiscal quarter ended March 31, 2010, subject to the absence of footnote disclosure and normal year end audit adjustments;

(m)           Pro Forma Balance Sheets.  The Administrative Agent and the Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant clause (l) above prepared to give effect to the consummation of the funding of the Loans as if such funding had occurred on such date or on the first day of such period, as applicable, and consistent in all material respects with information previously provided by the Borrower;

(n)           Budget.  The Administrative Agent and the Lenders shall have received the Budget, which shall be in substance reasonably satisfactory to the Administrative Agent and the Lenders;

(o)           Cash Flow Forecasts. The Administrative Agent and the Lenders shall have received a 13-week cash flow projection of the Borrower and its Subsidiaries, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (the “Initial Cash Flow Forecast”);

(p)           Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received, to the extent applicable, (i) the certificates representing the shares of Stock pledged pursuant to the Collateral Documents and/or the Orders, together with (where permissible under applicable law) an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Collateral Documents and/or the Order endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(q)           Field Examination. The Administrative Agent shall be reasonably satisfied with the results of a field examination of the Borrowing Base Contributors conducted by the Administrative Agent’s field examiners;

(r)           Patriot Act.  The Administrative Agent shall have received at least three days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act;

(s)           Mortgages.  The Administrative Agent shall have received counterparts of each of the following, each dated on or before the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent:

(i)           a Mortgage with respect to each Specified Real Property;

(ii)          an opinion of counsel in the states in which the Mortgages for each Specified Real Property is to be recorded;

(iii)         for each Specified Real Property with a net book value equal to or greater than $700,000 (other than the Designated Real Property) (x) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (a “Mortgagee’s Title Insurance Policy”), which shall (A) be issued at ordinary rates, (B) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such Specified Real Property free and clear of all defects and encumbrances, except for Customary Permitted Liens, (C) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder, (D) be in the form of the ALTA Loan Policy – 2006 (or equivalent policies), (E) contain such  endorsements and affirmative coverages as the Administrative Agent, and be in an amount, shall reasonably request, and (F) be issued by one or more national title insurance companies  and (y) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies);

(iv)         for each Specified Real Property with a net book value equal to or greater than $700,000 (other than the Designated Real Property), evidence that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid or delivered to the title company to pay;

(v)          for each Specified Real Property, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Borrower or the applicable Loan Party);

(vi)         with respect to any Specified Real Property that is a Flood Hazard Property, the Administrative Agent shall have received (A) evidence of flood insurance (to the extent such Mortgaged Property is located in a community which participates in the National Flood Insurance Program) in an amount which will cause such Mortgaged Property to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973 and (B) confirmation that the Borrower or the applicable Loan Party has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board;

(vii)        if available and in possession of the Borrower, a Phase I environmental report with respect to each parcel of Specified Real Property;

(viii)       if available and in possession of the Borrower, a survey with respect to each parcel of Specified Real Property; and

(ix)         such other agreements, documents and instruments as the Administrative Agent deems reasonably necessary to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on each parcel of Specified Real Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required under local law) subject only to Permitted Liens.

Section 3.2          Conditions to the Final Extension of Credit

The agreement of each Lender to make any Revolving Loans requested to be made by it on and after the Final Closing Date and of each Issuer to Issue any Letter of Credit on and after the Final Closing Date is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a)           Final Order. Not later than 45 days following the entry of the Interim Order (or such later date agreed to by the Administrative Agent), the Final Order shall have been entered by the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders on a motion by the Loan Parties that is in form and substance reasonably satisfactory to the Administrative Agent, approving and authorizing on a final basis the matters and containing the provisions described in Section 3.1(c) and containing a waiver of the Debtors’ rights under Section 506(c) of the Bankruptcy Code;

(b)           Effectiveness of Final Order. The Final Order shall not have been reversed, modified, amended, stayed or vacated in a manner adverse to the Lenders;

(c)           Compliance with Final Order. The Loan Parties shall be in compliance with the Final Order in accordance with the terms therein;

(d)           Cash Flow Forecasts.  The Lenders shall have received the Cash Flow Forecast and variance reports then required pursuant to Section 6.1(i) and Section 6.1(j), each in form reasonably satisfactory to the Administrative Agent;

(e)           Fees and Expenses.  The Lenders, the Administrative Agent and the Arranger shall have received all fees and invoiced reasonable out-of-pocket expenses earned, due and payable on or before the Final Closing Date;

(f)           Mortgages.  The Administrative Agent shall have received counterparts of each of the following, each dated on or before the Final Closing Date, in form and substance reasonably satisfactory to the Administrative Agent:

(i)           a Mortgage with respect to each Non-Specified Real Property;

(ii)          an opinion of counsel in the states in which the Mortgages for each Non-Specified Real Property is to be recorded;

(iii)         for each Non-Specified Real Property a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Borrower or the applicable Loan Party);

(iv)         with respect to any Non-Specified Property that is a Flood Hazard Property, the Administrative Agent shall have received (A) evidence of flood insurance (to the extent such Mortgaged Property is located in a community which participates in the National Flood Insurance Program) in an amount which will cause such Mortgaged Property to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973 and (B) confirmation that the Borrower or the applicable Loan Party has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board;

(v)          if available and in possession of the Borrower, a Phase I environmental report with respect to each parcel of Non-Specified Real Property;

(vi)         if available and in possession of the Borrower, a survey with respect to each parcel of Non-Specified Real Property; and

(vii)        such other agreements, documents and instruments as the Administrative Agent deems reasonably necessary to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on each parcel of Non-Specified Real Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required under local law) subject only to Permitted Liens.

Section 3.3           Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Closing Date and the Final Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date and the Final Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)           Request for Borrowing or Issuance of Letter of Credit.  With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing and with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed letter of credit application in form and substance reasonably satisfactory to the Issuer.

(b)           Representations and Warranties; No Defaults.  The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i)           the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii)          no Default or Event of Default shall have occurred and be continuing.

(c)           Borrowing Base.  The Borrower shall have delivered the Borrowing Base Certificate required to be delivered by Section 6.11(a).  After giving effect to the Revolving Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, (i) the Revolving Outstandings shall not exceed the Maximum Credit at such time and (ii) the Available Credit shall not be less than the Applicable Amount.

(d)           No Legal Impediments.  The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each Issuance of each Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.4           Determinations of Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1, Section 3.2 and Section 3.3, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless the Administrative Agent shall have received notice from such Lender prior to such Borrowing or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE IV
Representations and Warranties

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the making of the Loans and the other financial accommodations on the Closing Date, if any, and on and as of each date as required by Section 3.3(b)(i):

Section 4.1           Corporate Existence; Compliance with Law

Each of the Borrower and the Borrower’s Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing or in existence, as applicable, under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) subject, in the case of any Debtor, to the entry by the Bankruptcy Court of the Interim Order and the Final Order and to the terms thereof, has all requisite power and authority and the legal right to own, pledge, mortgage and operate its material properties, to lease the material property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except (x) where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) in the case of any Debtor, to the extent failure to comply therewith is permitted by Chapter 11 of the Bankruptcy Code and (f) subject, in the case of any Debtor, to the entry by the Bankruptcy Court of the Interim Order and the Final Order, has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or where the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2           Corporate Power; Authorization; Enforceable Obligations

(a)           The execution, delivery and performance by each Loan Party (and in the case of a Debtor, upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable)), of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i)           are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

(ii)          have been or, at the time of delivery thereof pursuant to Article III will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii)         do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate in any material manner any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of any material Contractual Obligation (other than the Related Documents or any material Contractual Obligation in default directly or indirectly as a result of the Cases) of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than Liens permitted under Section 8.2; and

(iv)         do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (x) those listed on Schedule 4.2 or (y) those that have been or will be, prior to the Closing Date, obtained or made, and each of which on the Closing Date will be in full force and effect.

(b)           This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms (except, as it relates to any Non-Filer, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

Section 4.3           Ownership of Borrower; Subsidiaries

(a)           Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or any Subsidiary of the Borrower as of the Closing Date.  Except as set forth on Schedule 4.3, no Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right as of the Closing Date.  All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower or any other Subsidiary of the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Liens in favor of the Secured Parties created by this Agreement, the Orders, the Pledge and Security Agreement or any other Loan Document or otherwise permitted by Section 8.2).  Except as permitted pursuant to Section 8.10, neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents.

Section 4.4           Financial Statements

(a)           The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009 and the related Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal years then ended, certified by PricewaterhouseCoopers LLP, and the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2010, and the related unaudited Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the twelve months then ended, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheet as at March 31, 2010, and said statements of income, stockholders’ equity and cash flows for the twelve months then ended, to the absence of footnote disclosure and normal year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in conformity with GAAP.

(b)           None of the Borrower or any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c)           The Budget and Cash Flow Forecast have each been prepared by the Borrower in light of the past operations of its business.  The Budget and Cash Flow Forecast are each based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.  While the assumptions and estimates upon which the Budget and Cash Flow Forecast are based were made in good faith and on the basis of information and assumptions that the Borrower believed to be reasonable at the time made, the Lenders, the Issuers and the Administrative Agent understand, acknowledge and agree that such assumptions and estimates as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such assumptions and estimates may differ from the Budget and Cash Flow Forecast, respectively, by a material amount.

Section 4.5           Material Adverse Change

Since December 31, 2009, there has been no Material Adverse Change and there have been no events or developments that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.6           Litigation

There are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than (x) the Cases and (y) those that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7           Taxes

(a)           All federal, state, local and foreign income and franchise and other material tax returns, reports and statements required to be filed by the Borrower or any of its Tax Affiliates (collectively, the “Tax Returns”) have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true, complete and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (i) where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP or (ii) to the extent the aggregate liability of the Borrower or such Tax Affiliate does not exceed $1,000,000 at any time or (iii) to the extent stayed pursuant to the Cases.  Except as set forth on Schedule 4.7, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority, in each case which would have a Material Adverse Effect.  Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  Except as set forth on Schedule 4.7, as of the Closing Date, no tax lien has been filed.

(b)           Except as set forth on Schedule 4.7, as of the Closing Date, in the last two years, none of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the Closing Date or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

Section 4.8           Full Disclosure

The written information prepared or furnished by or on behalf of the Borrower and its Subsidiaries in connection with this Agreement (including any information provided to the Bankruptcy Court) or the consummation of the transactions contemplated hereunder taken as a whole, when delivered and taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.  All facts known to the Borrower as of the Closing Date and material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed on or prior to the Closing Date to the Administrative Agent; provided that, with respect to the Budget and Cash Flow Forecast, estimates, budgets or other general market data, the Borrower represents only that such information was prepared in good faith based on assumptions and estimates believed to be reasonable at the time made, and the Lenders, the Issuers and the Administrative Agent understand, acknowledge and agree that such assumptions and estimates as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such assumptions and estimates may differ from the Budget and Cash Flow Forecast, estimates, budgets or other general market data by a material amount.

Section 4.9           Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10         No Burdensome Restrictions; No Defaults

(a)           No Debtor (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien (x) permitted under Section 8.2 or (y) created pursuant to the Related Documents) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b)           Neither the Borrower nor any Subsidiary of the Borrower is in default under or with respect to any Contractual Obligation (other than (i) in the case of any Debtor, entered into prior to the Petition Date, (ii) any default under the Related Documents or (iii) any default arising directly or indirectly as a result of the Cases) owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           No Default or Event of Default has occurred and is continuing.

(d)           To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.11        Investment Company Act

Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.12        Use of Proceeds

From and after the Closing Date, the proceeds of the Loans and the Letters of Credit are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (a) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement (including, without limitation, “Chapter 11 expenses” (or, “administrative costs reflecting Chapter 11 expenses”)) and the transactions contemplated hereby and (b) for operating expenses, working capital and general corporate purposes and (c) on the Closing Date to repay in full the obligations outstanding under the Prepetition Credit Agreement.

Section 4.13        Insurance

All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, flood, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by (including through self insurance) businesses of the size and character of such Person.  None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.14        Labor Matters

(a)           There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Borrower’s knowledge, threatened against or involving the Borrower or any of its Subsidiaries, other than those that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           There are (i) no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower or any of its Subsidiaries or (ii) no arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those, in each case that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth on Schedule 4.14, as of the Closing Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries.

(d)           The public filings made by the Borrower with the Securities and Exchange Commission set forth, as of the Closing Date, a listing of all executive employment agreements and stock option plans of the Borrower and any of its Subsidiaries.

Section 4.15        ERISA

(a)           Each employee benefit plan of the Borrower or any of the Borrower’s Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures could not reasonably be expected to have a Material Adverse Effect.

(b)           Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that could not reasonably be expected to have a Material Adverse Effect.

(c)           There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that could not reasonably be expected to have a Material Adverse Effect.

(d)           Neither Borrower nor any of the Borrower’s Subsidiaries or ERISA Affiliates has an Unfunded Pension Liability, except as could not reasonably be expected to have a Material Adverse Effect.

(e)           Neither Borrower nor any of the Borrower’s Subsidiaries or ERISA Affiliates has been assessed Withdrawal Liability except as could not reasonably be expected to have a Material Adverse Effect.

Section 4.16        Environmental Matters

(a)           The operations of the Borrower and each of its Subsidiaries are, and have been, in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000.

(b)           None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries has caused or experienced a Release or is subject to, or is the subject of, any pending or, to the knowledge of the Borrower, threatened, Remedial Action litigation, claim, order, agreement, notice of violation, notice of potential liability proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000.

(c)           Except as disclosed on Schedule 4.16, as of the Closing Date none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d)           There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000.

(e)           As of the Closing Date, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(f)           As of the Closing Date, the Borrower and each of its Subsidiaries has provided the Administrative Agent with an opportunity to review all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries.

Section 4.17        Intellectual Property

The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries, except to the extent the failure to so own, license or use such rights would to have a Material Adverse Effect.  To the Borrower’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all “Intellectual Property” as defined in the Pledge and Security Agreement), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, in either case, which would have a Material Adverse Effect.

Section 4.18        Title; Real Property

(a)           Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all material Real Property and good title to leasehold interests in or rights in all material personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2.  The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property, except to the extent the failure to have received or effected the same could reasonably be expected to have a Material Adverse Effect.

(b)           Set forth on Schedule 4.18 is a complete and accurate list of all Real Property of each Loan Party and its Subsidiaries and showing, as of the Closing Date, the current street address (including city and state) and the Subsidiary which is the owner or lessee thereof.

(c)           All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries (and in the case of a Debtor, subject to the Interim Order (and the Final Order when entered)) to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.19        Collateral.

(a)           Subject to the Carve Out, with respect to the Debtors, the Interim Order is (and the Final Order when entered will be) effective to create in favor of the Lenders legal, valid, enforceable and fully perfected security interests in and Liens on the Collateral described therein.

(b)                   Without limiting the foregoing, the Loan Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable (except, as it relates to any Non-Filer, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity) security interest in the Collateral described therein and upon the filing of any UCC financing statements and the taking of any other actions (including providing control (as defined in the UCC) or notating the Administrative Agent’s lien on certificates of title) or making of filings required for perfection under the laws of the relevant jurisdictions and specified in such Loan Documents, as necessary, and, if applicable, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending, and, in the case of any real property, filing of the Mortgages as necessary, such Liens constitute perfected and continuing liens on such Collateral, securing the applicable obligations described in such Loan Documents, enforceable (except, as it relates to any Non-Filer, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity) against the applicable Loan Party and all third parties, and having priority over all other Liens on such Collateral, except in the case of Liens permitted pursuant to Section 8.2 hereunder, to the extent such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and to the extent perfection may be achieved by the foregoing filings; provided, however, that additional filings may be required to perfect the security interest for the benefit of the Lenders in Intellectual Property acquired after the date hereof.

Section 4.20        The Orders.

Upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Lenders shall, subject to the provisions of Article IX and the applicable provisions of the Orders, be entitled to immediate payment of such Obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.  The Interim Order (or the Final Order, as applicable) is in full force and effect and not subject to appeal, reversal modification or stay.

ARTICLE V
Financial Covenants

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, so long as any Obligation or any Commitment remains outstanding:

Section 5.1          Minimum EBITDAR

The Borrower shall not permit EBITDAR of the Borrower as at the last day of any Test Period ending on any date set forth below, to be less than the amount set forth below opposite such date:

Date	Cumulative Consolidated EBITDAR

May 31, 2010	$166,000
June 30, 2010	$2,024,000
July 31, 2010	$4,140,000
August 31, 2010	$7,525,000
September 30, 2010	$11,308,000
October 31, 2010	$16,277,000
November 30, 2010	$17,127,000
December 31, 2010	$16,291,000
January 31, 2011	$16,738,000
February 28, 2011	$18,749,000
March 31, 2011	$21,370,000
April 30, 2011	$24,031,000
May 31, 2011	$25,847,000
June 30, 2011	$30,020,000

Section 5.2           Maximum Capital Expenditures

The Borrower shall not make or incur, or permit to be made or incurred, Capital Expenditures during any Test Period ending on any date set forth below to exceed the amount set forth opposite such date:

Capital Expenditure Test Period Ending	Cumulative Capital Expenditure Amount

June 30, 2010	$1,454,000
September 30, 2010	$5,549,000
December 31, 2010	$7,147,000
March 31, 2011	$11,647,000
June 30, 2011	$13,647,000

ARTICLE VI
Reporting Covenants

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1           Financial Statements

The Borrower shall furnish to the Administrative Agent (it being understood that reports on Form 8-K, Form 10-Q or Form 10-K shall be deemed furnished at such time as the same are publicly available on EDGAR) each of the following:

(a)           Monthly Reports.  With respect to each fiscal month in each Fiscal Year (each, a “referent month”), on or prior to the last day of the fiscal month following the end of each such referent month, financial information regarding the Borrower and its Subsidiaries in the form of Exhibit G, including, without limitation, (i) Consolidated unaudited statements of income for such referent month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Budget or, if applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end and quarter-end audit adjustments), (ii) the total amount of Capital Expenditures made during such referent month (and on a cumulative basis since the Closing Date for the portion of the Fiscal Year then ended), (iii) the gross amount of Accounts, Trucks and Inventory as of the end of such referent month and (iv) updates to the most recently delivered narrative discussion and analysis described in clause (b) below.

(b)           Quarterly Reports.  Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of (i) Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures from the statements of income contained in the Budgets or, if applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year and (ii) narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the applicable Fiscal Quarter,  in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)           Annual Reports.  Within 90 days after the end of each Fiscal Year, audited financial information regarding the Borrower and its Subsidiaries consisting of Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification or exception (other than a “going concern” exception or similar exception or qualification), together with the report of such accounting firm stating that (i) such Financial Statements fairly present in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(d)           Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clauses (a), (b) or (c) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in Article V for the applicable Test Period and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e)           Corporate Chart and Other Collateral Updates.  Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended).  The reporting requirements set forth in this clause (e) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements).

(f)           Business Plan.  Not later than 45 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Budgets, (i) the annual business plan of the Borrower and its Subsidiaries for the next succeeding Fiscal Year approved by the Board of Directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal month in the next succeeding Fiscal Year and (iii) forecasts prepared by management of the Borrower for each of the succeeding Fiscal Years through the Fiscal Year in which the Termination Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end income statement and (y) a statement of all of the material assumptions on which such forecasts are based.

(g)           Management Letters, Etc.  Within 10 Business Days after receipt thereof by any Loan Party, copies of each final management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower’s Accountants).

(h)           Intercompany Loan Balances.  Together with each delivery of any Financial Statement pursuant to clause (a) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Borrower.

(i)           Cash Flow Forecasts.  No later than Thursday of every other calendar week, commencing May 6, 2010, a rolling 13-week cash flow projection of the Borrower and its Subsidiaries substantially in the form of the Initial Cash Flow Forecast (each, a “Cash Flow Forecast”), which shall be reasonably satisfactory to the Administrative Agent, certified by a Responsible Officer of the Borrower as being prepared based upon good faith estimates and assumptions that are believed by senior management of Borrower to be reasonable at the time made and as of the date of delivery that such Responsible Officer is not aware of (x) any information contained in such cash flow forecast which is false or materially misleading or (y) any omission of information which causes such cash flow forecast to be false or materially misleading (it being understood that any such forecasts are estimates and that actual results may vary materially from such forecasts).

(j)           Variance Reports.  No later than Thursday of every other calendar week, commencing May 6, 2010, a variance report in form reasonably satisfactory to the Administrative Agent, showing on a line item basis the percentage and dollar variance of actual cash disbursements and cash receipts for the prior week from the amounts set forth for each such period in the most recent Cash Flow Forecast and a narrative analysis of each material variance for the prior two week period.

(k)           Bankruptcy Documents.  Substantially contemporaneously upon such filing with the Bankruptcy Court, copies of all orders, pleadings and motions, applications, judicial information, financial information, plan of reorganization or liquidation and/or any disclosure statement related to such plan and other documents to be filed by or on behalf of the Borrower or any of its Subsidiaries with the Bankruptcy Court or the United States Trustee in the Cases, or to be distributed by or on behalf of the Borrower or any of its Subsidiaries to any Committee (other than (i) pleadings, motions, applications or other filings which would reasonably expected to be immaterial to the Administrative Agent and the Lenders, (ii) emergency pleadings, motions or other filings where, despite such Debtor’s best efforts, such contemporaneous delivery is impracticable, which shall be delivered as soon as commercially practicable after the filing or distribution thereof and (iii) copies of pleadings and motions in connection with the Facilities, which shall be delivered as soon as commercially practicable in advance of the filing or distribution thereof).

Section 6.2           Default Notices

As soon as practicable, and in any event within 5 Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or such other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3           Litigation

Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any of Subsidiary of the Borrower that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to liability that would have a Material Adverse Effect.

Section 6.4           Asset Sales

Prior to the consummation of any Asset Sale which would require a mandatory prepayment to be made pursuant to Section 2.8, the Borrower shall use commercially reasonable efforts to send the Administrative Agent a notice (i) describing such Asset Sale, (ii) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries and (iii) describing any reinvestment in connection therewith contemplated pursuant to the terms of Section 2.8(a).

Section 6.5           SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that the Borrower sends to its security holders generally, (b) all reports and registration statements that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc. (it being understood that reports on Form 8-K, Form 10-Q or Form 10-K shall be deemed delivered at such time as the same are publicly available on EDGAR) and (c) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor (in each case, unless such information has been disclosed pursuant to the terms of this Agreement).

Section 6.6           Labor Relations

Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities which could reasonably be expected to have a Material Adverse Effect, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.7           Tax Returns

Promptly following the reasonable request of any Lender, through the Administrative Agent, the Borrower shall provide copies of (a) all federal and all material state and local tax returns and reports filed by the Borrower or any Subsidiary of the Borrower in respect of taxes measured by income (excluding sales, use and like taxes) and (b) written notices or other information reasonably requested by any Lender, through the Administrative Agent, with respect to any actual audits of the tax returns described in clause (a) above.

Section 6.8           Insurance

Within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent with (a) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower or any Subsidiary of the Borrower and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Administrative Agent has been named as loss payee or additional insured, as applicable.

Section 6.9           ERISA Matters

The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a)           promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b)           promptly and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c)           simultaneously with the date that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and

(d)           promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower, Subsidiaries or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower, Subsidiaries and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each Lender) promptly after receipt thereof.

Section 6.10        Environmental Matters

The Borrower shall provide the Administrative Agent promptly and in any event within 10 days after the Borrower or any Subsidiary of the Borrower obtaining knowledge of any of the following, written notice of each of the following:

(a)           that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs exceeding $1,000,000;

(b)           the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(c)           the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs exceeding $1,000,000;

(d)           the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs exceeding $1,000,000;

(e)           any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which, in the aggregate, would not have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs exceeding $1,000,000;

(f)           any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have cost $1,000,000 or more or that shall subject the Loan Parties to additional Environmental Liabilities and Costs exceeding $1,000,000 to the extent not fully covered by insurance; and

(g)           upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.11        Borrowing Base Deliverables and Determination

(a)           The Borrower shall deliver, not later than 3 Business Days after the end of the last day of each week, a Borrowing Base Certificate as of the end of such period (containing available updated figures for Eligible Receivables) executed by a Responsible Officer of the Borrower.

(b)           The Borrower shall conduct, or shall cause to be conducted, at its reasonable expense and upon the request of the Administrative Agent (provided that so long as no Default or Event of Default has occurred and is continuing, such request shall be made no more than twice in any twelve consecutive months), and, promptly upon completion, present to the Administrative Agent for approval, such appraisals by third party appraisers reasonably satisfactory to the Administrative Agent, investigations and reviews as the Administrative Agent shall request for the purpose of determining the Borrowing Base (it being understood that the Truck appraisal conducted in September 2009 and previously delivered to the Administrative Agent shall satisfy this requirement for the six month period ending March 30, 2010 and, absent the continuation of a Default or Event of Default, no inventory appraisal shall be required during the six months following the Closing Date).  The Borrower shall promptly furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to in the Borrowing Base.

(c)           The Borrower shall promptly notify the Administrative Agent in writing in the event that at any time the Borrower receives or otherwise gains knowledge (i) that the outstanding Revolving Outstandings exceed the Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess or (ii) that Available Credit is at any time less than $3,000,000.

(d)           The Administrative Agent may, at the Borrower’s sole reasonable cost and expense, make test verifications of the Accounts and physical verifications of the Inventory in any manner and through any medium that the Administrative Agent considers advisable, which such verifications shall be made at the reasonable discretion of the Administrative Agent during normal business hours and, as long as no Default or Event of Default has occurred and is continuing, following reasonable prior notice to the Borrower, and the Borrower shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith.  At any time and from time to time, promptly following the Administrative Agent’s reasonable request and at the reasonable expense of the Borrower, the Borrower shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.  Additionally, the Administrative Agent may at any time (with prior notice to the Borrower), at the Borrower’s sole cost and expense, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Borrowing Base Contributor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Borrowing Base Contributor, parties to contracts with any such Borrowing Base Contributor and obligors in respect of Instruments of any such Borrowing Base Contributor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, chattel paper, payment intangibles and/or other receivables.

(e)           The Borrower shall permit the Administrative Agent or any of its Affiliates (or one of their representatives), at the Borrower’s sole reasonable cost and expense, to conduct field examinations of the Borrowing Base Collateral, which such examinations shall be made at the reasonable discretion of the Administrative Agent during normal business hours and, as long as no Default or Event of Default has occurred and is continuing, following reasonable prior notice to the Borrower, provided that so long as no Default or Event of Default has occurred and is continuing, such examinations shall not be conducted more than four times in any twelve month period, provided further that the field exam performed in advance of the Closing Date shall constitute one field exam for the purposes of this Section 6.11(e).

(f)           Within 10 Business Days of the end of each calendar month, as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(i)           a detailed aging report of the Borrowing Base Contributors’ Accounts in a form reasonably acceptable to the Administrative Agent;

(ii)          a schedule detailing the Borrowing Base Contributors’ Inventory by unit, in form reasonably satisfactory to the Administrative Agent, by location (any Inventory located with a third party under any consignment or Collateral Access Agreement), by class (raw material, work-in-process and finished goods), which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Eligibility Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate;

(iii)         a worksheet of calculations prepared by the Borrowing Base Contributors to determine Eligible Receivables and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Receivables and Eligible Inventory and the reason for such exclusion with respect to the last Borrowing Base Certificate delivered for such month;

(iv)         a reconciliation of the Borrowing Base Contributors’ Accounts and Inventory between the amounts shown in the Borrowing Base Contributors’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)          a reconciliation of the loan balance per the Borrowing Base Contributors’ general ledger to the loan balance under this Agreement.

(vi)         a schedule and aging of the Borrowing Base Contributors’ accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent.

(g)           At such other times as may be requested by the Administrative Agent, a list of all customer addresses, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent.

(h)           Promptly upon the Administrative Agent’s reasonable request:

(i)           copies of invoices in connection with the invoices issued by the Borrowing Base Contributors in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)          copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)         a schedule detailing the balance of all intercompany accounts of the Loan Parties.

Section 6.12        Other Information

The Borrower shall promptly provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Subsidiary of the Borrower as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request (excluding privileged information and information otherwise subject to confidentiality restrictions whereby such restrictions prohibit dissemination to the Administrative Agent and the Lenders).

ARTICLE VII
Affirmative Covenants

Each Loan Party agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1           Preservation of Corporate Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain (a) its legal existence and (b) except to the extent any failure to preserve and maintain the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, its rights (charter and statutory) and franchises, except, in each case, as permitted by Section 8.3, Section 8.4 and Section 8.7.

Section 7.2           Compliance with Laws, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to (and in the case of a Debtor, subject to the effect of the Cases) comply with all applicable Requirements of Law, Contractual Obligations (other than the Related Documents or other Contractual Obligations of which the Loan Parties or any Subsidiary is in breach as a direct or indirect result of the Cases) and Permits, except where the failure so to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.3           Conduct of Business

Subject to the effect of (or changes as a result of) the Cases, each Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.4           Payment of Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except (a) where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP or (b) to the extent the aggregate liability of the Borrower or such Subsidiary does not exceed $1,000,000 at any time or (c) to the extent stayed pursuant to the Cases.

Section 7.5           Maintenance of Insurance

Each Loan Party shall (a) maintain for itself, and each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates (including self insurance), and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Collateral Documents and (b) cause all such insurance relating to any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

Section 7.6           Access

Each Loan Party shall, and shall cause each of its Subsidiaries to, from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within 2 Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each Subsidiary of the Borrower, (b) visit the properties of the Borrower and each Subsidiary of the Borrower, (c) discuss the affairs, finances and accounts of the Borrower and each Subsidiary of the Borrower with any of their respective officers or directors, (d) communicate directly with any of its certified public accountants (including the Borrower’s Accountants), provided that in the case of clause (d), so long as no Default or Event of Default has occurred and is continuing, a Responsible Officer of the Borrower or such Subsidiary shall be invited to participate in such communication (but the participation or attendance of such Responsible Officer shall not be required) and (e) provide to the Administrative Agent and the Lenders (or, in each case, any of their respective representatives, advisors or independent contractors) access to information (including historical information) and personnel, including, without limitation, regularly scheduled meetings with senior management and other advisors to the Borrower and its Subsidiaries, in each case during normal business hours, and provide to access to all information any that the Administrative Agent or its financial advisor shall reasonably request in good faith from time to time, provided that so long as no Default or Event of Default has occurred and is continuing, the Borrower shall reimburse the expenses of the Administrative Agent related to such visit no more than two times in any twelve month period.  The Borrower and its Subsidiaries shall authorize its certified public accountants (including the Borrower’s Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any Subsidiary of the Borrower.

Section 7.7           Update Calls.

Promptly following the reasonable request by the Administrative Agent at such times as the Borrower and the Administrative Agent shall agree (and at least once per calendar month), the Borrower shall host a conference call (with a question and answer period) with members of senior management of the Borrower as the Borrower and Administrative Agent deem appropriate and the Administrative Agent and the Lenders and their respective representatives and advisors to discuss the performance of the business, strategic alternatives and other issues as the Administrative Agent may reasonably request.

Section 7.8           Keeping of Books

Each Loan Party shall, and shall cause each of its Subsidiaries to, keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

Section 7.9           Maintenance of Properties, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business (subject to ordinary wear and tear, casualty and condemnation), (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except, in each case (i) dispositions permitted pursuant to Section 8.4 or (ii) where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.10        Application of Proceeds

Each Loan Party shall (and, to the extent distributed to them by the Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.12.

Section 7.11        Environmental

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of any of the Borrower or any Subsidiary of the Borrower incurring Environmental Liabilities and Costs in excess of $1,000,000 in the aggregate, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

Section 7.12        Additional Collateral and Guaranties

Except as otherwise expressly set forth in the Loan Documents, to the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date (other than any Excluded Joint Venture)), each Loan Party agrees promptly to do, or cause each of its Subsidiaries to do, each of the following, unless otherwise agreed by the Administrative Agent:

(a)           cause each Domestic Subsidiary formed or acquired after the Closing Date in accordance with the terms of this Agreement to become a Guarantor by executing a joinder agreement in a form mutually agreed to by the Administrative Agent and the Borrower on or before the 15th Business Day following the date of such acquisition or formation, it being understood and agreed that upon execution and delivery thereof, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral;

(b)           deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure creation, perfection and priority of the Liens created or intended to be created by the Collateral Documents or the Orders, all at the reasonable expense of the Loan Parties;

(c)           with respect to any property (other than Real Property or property not otherwise constituting Collateral) acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Collateral Documents or other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the relevant Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the relevant Lenders, a perfected first priority security interest in such property (subject only to Liens permitted pursuant to Section 8.2), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by any Collateral Document or by law or as may be requested by the Administrative Agent;

(d)           with respect to any fee interest in any Real Property acquired after the Closing Date by any Loan Party with a net book value in excess of $100,000, promptly (1) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the relevant Lenders, covering such real property (subject only to Liens permitted pursuant to Section 8.2) and (2) if requested by the Administrative Agent, provide the relevant Lenders with (w) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent), provided that this clause (w) shall only be applicable to any fee interest in any Real Property with a net book value in excess of $700,000, (x) if in possession of the Loan Party, a current ALTA survey thereof, together with a surveyor’s certificate (or comparable documents, if any, in any applicable jurisdiction), (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, provided that such obligations under this clause (y) shall be limited to the Borrower’s use of commercially reasonable efforts and (z) an opinion of local counsel in the state where such Real Property is located in form and substance reasonably satisfactory to the Administrative Agent;

(e)           deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders and amendments executed pursuant to Section 7.12(b), together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(f)           to take such other actions necessary or advisable to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure creation, perfection and priority of the Liens created or intended to be created by the Collateral Documents or the Orders, all at the reasonable expense of the Loan Parties, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; and

(g)           if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.13        Control Accounts; Approved Deposit Accounts

(a)           Each Loan Party shall (i) subject to clause (f) below, deposit in an Approved Deposit Account all cash they receive, (ii) subject to clause (f) below, not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and each of its Subsidiaries may establish or maintain (x) Permitted Utility Deposit Accounts, (y) payroll, withholding tax and other fiduciary accounts, including accounts for which the funds on deposit therein pertain to Liens permitted under clause (c) of the definition of “Customary Permitted Liens” (provided that neither the Borrower nor any such Subsidiary may maintain funds in any such account in excess of amounts which are actually accrued (or, in the case of fiduciary accounts, otherwise required to be maintained therein) to its employees or the relevant Governmental Authority or other beneficiary of such fiduciary account) and (z) Excluded Deposit Accounts, provided further that (1) all deposits into and balances maintained in the Excluded Deposit Accounts shall be in the ordinary course of business and consistent with past practices; provided, that no proceeds of Loans may be deposited into an Excluded Deposit Account (other than to the extent necessary to repay any amounts then overdrawn) and (2) to the extent the aggregate balances in all Excluded Deposit Accounts at any time exceed $300,000 for a period of longer than 3 Business Days the Borrower shall, or shall cause the relevant Subsidiary to, either (A) cause such amounts in excess of $300,000 to, within 1 Business Day, be transferred to an Approved Deposit Account or (B) cause one or more Excluded Deposit Accounts to become an Approved Deposit Account so that, after giving effect to the actions in clauses (A) and/or (B) the aggregate balance on deposit in all Excluded Deposit Accounts shall not at any time exceed $300,000 for a period longer than 3 Business Days.

(b)           Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) subject to clause (a) above, instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) subject to clause (a) above, deposit in an Approved Deposit Account immediately upon receipt all Proceeds of such Accounts and General Intangibles received by the Borrower or any of its Subsidiaries from any other Person.

(c)           In the event (i) the Borrower, any Subsidiary of the Borrower or any Deposit Account Bank shall, after the Closing Date, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion, exercised reasonably and in good faith, that the financial condition of a Deposit Account Bank has materially deteriorated, the Borrower shall, and shall cause each Subsidiary of the Borrower to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account (such notification to occur with the next billing cycle after the Administrative Agent has made such determination).

(d)           In the event (i) the Borrower, any Subsidiary of the Borrower or any Approved Securities Intermediary shall, after the Closing Date, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion, exercised reasonably in good faith, that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Borrower shall, and shall cause each Subsidiary of the Borrower to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account (such notification to occur with the next billing cycle after the Administrative Agent has made such determination).

(e)           The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine; provided, however, that no Cash Collateral Account shall be established with respect to the assets of any Excluded Foreign Subsidiary.  The Borrower agrees that each such Cash Collateral Account shall be under the sole dominion and control of the Administrative Agent and that the Administrative Agent shall be the Entitlement Holder with respect to each such Cash Collateral Account that is a Securities Account and the only Person authorized to give Entitlement Orders with respect to each such Securities Account.  Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon.  Interest or profits, if any, on such investments shall accumulate in such account for the benefit of the Borrower and shall such interest profits shall be applied in accordance with the terms of this Agreement.  None of the Borrower, any Subsidiary of the Borrower or any other Loan Party or Person claiming on behalf of or through the Borrower, any Subsidiary of the Borrower or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations.  The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.8(d).

(f)           The provisions of this Section 7.13 shall not apply to any Excluded Foreign Subsidiary or Excluded Joint Venture to the extent the same is not otherwise required to become a Guarantor hereunder.  The Borrower may maintain a Securities Account with Merrill Lynch which is not a Control Account for the sole purpose of depositing therein deferred compensation payments on behalf of its employees and officers in accordance with the Borrower’s existing incentive plan for which accounts are maintained at Merrill Lynch (or any of its Affiliates) (the “Merrill Lynch Account”); provided that the aggregate amount from time to time on deposit therein shall not exceed an amount equal to (a) $500,000 minus all distributions or withdrawals made from the Merrill Lynch Account on or after the Closing Date plus (b) the amount, if any, earned on the amounts on deposit in the Merrill Lynch Account.

(g)           Each Loan Party agrees that, notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may exercise any rights it has under any Deposit Account Control Agreement or Securities Account Control Agreement at any time and shall apply all such amounts in accordance with the terms of this Agreement.

Section 7.14        Real Property

Subject to the effect of the Cases, the Borrower shall, and shall cause each of its Subsidiaries to, (i) comply with all of their respective obligations under all Leases now or hereafter held respectively by them except to the extent the failure to so comply could not reasonably be expect to have a Material Adverse Effect, (ii) not terminate, modify, amend, cancel, extend or otherwise change in any manner which could reasonably be expected to have a Material Adverse Effect any term, covenant or condition of any Lease, (iii) not assign or sublet any Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the Administrative Agent with a copy of each notice of default under any Lease received by the Borrower or any Subsidiary of the Borrower promptly after receipt thereof in respect of any Lease which is material to the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower or any of its Subsidiaries, (v) deliver to the Administrative Agent a copy of each notice of default sent by the Borrower or any Subsidiary of the Borrower under any such Lease simultaneously with its delivery of such notice under such Lease and (vi) notify the Administrative Agent promptly after the Borrower or any Subsidiary takes possession of, or becomes liable under, any new leased premises or Lease (whichever is earlier), which is material to the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower or any of its Subsidiaries.

Section 7.15        Payment of Obligations.

(a)                   In the case of any Debtor, except in accordance with the Bankruptcy Code or by an applicable order of the Bankruptcy Court, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (i) all its post-petition material taxes and other material obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon (or property with a value not in excess of such amounts)) of any Loan Party is in danger of being lost or forfeited as a result thereof, no such obligation need be paid (x) if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any required reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Debtor or (y) to the extent the aggregate liability of the Debtors does not exceed $1,000,000 at any time and (ii) all material obligations arising from Contractual Obligations entered into after the Petition Date or from Contractual Obligations entered into prior to the Petition Date and assumed and which are permitted to be paid post-petition by order of the Bankruptcy Court that has been entered with the consent of the Administrative Agent.

(b)                   In the case of any Non-Filer, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any required reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Non-Filer or (ii) obligations under the Related Documents.

Section 7.16        Post-Closing Items

(a)                   On or prior to the date that is 45 days following the Closing Date (or such later date as the Administrative Agent may approve in its reasonable discretion), transfer to and maintain with the Administrative Agent (or any of its Affiliates) each Concentration and Disbursement Account.

(b)                   On or prior to the date that is 30 days following the Closing Date (or such later date as the Administrative Agent may approve in its reasonable discretion) deliver to the Administrative Agent:

(i)           for each Designated Real Property (x) a Mortgagee’s Title Insurance Policy, which shall (A) be issued at ordinary rates, (B) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such Designated Real Property free and clear of all defects and encumbrances, except for Customary Permitted Liens, (C) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder, (D) be in the form of the ALTA Loan Policy – 2006 (or equivalent policies), (E) contain such  endorsements and affirmative coverages as the Administrative Agent, and be in an amount, shall reasonably request, and (F) be issued by one or more national title insurance companies  and (y) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies); and

(ii)          for each Designated Real Property, evidence that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid or delivered to the title company to pay.

(c)                   On or prior to the date that is 30 days following the Closing Date (or such later date as the Administrative Agent may approve in its reasonable discretion) use commercially reasonable efforts to deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that each of the mortgages set forth on Schedule 7.16 (i) (it being understood and agreed, that each such mortgage currently does not secure, and in the future shall not secure, any obligations or Indebtedness thereby) has been terminated and released of record.

ARTICLE VIII
Negative Covenants

Each Loan Party agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Commitment remains outstanding:

Section 8.1          Indebtedness

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a)           the Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to Section 8.16) and Guaranty Obligations in respect thereof;

(b)           Indebtedness existing on the Petition Date and disclosed on Schedule 8.1;

(c)           Indebtedness arising from intercompany loans (i) from the Borrower to any Debtor, (ii) from any Debtor to the Borrower or any other Debtor or (iii) from any Non-Filer to any Debtor;

(d)           Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(e)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently  drawn against insufficient funds in the ordinary course of business;

(f)            Guaranty Obligations in respect of Indebtedness that is otherwise permitted to be incurred pursuant to this Section 8.1;

(g)           Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b) above or this clause (g); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (plus (i) accrued interest in respect of such Indebtedness and (ii) the reasonable costs incurred by such Person in connection with such refinancing or refunding, including applicable premiums, transaction expenses, etc.) of, than the Indebtedness being renewed, extended, refinanced or refunded;

(h)           Indebtedness consisting of any obligation to make take or pay or similar payments regardless of nonperformance by any other party to an agreement incurred in the ordinary course of business;

(i)            Indebtedness in respect of workers’ compensation claims, self insurance obligations, bid or performance bonds, surety appeal or similar bonds and completion guarantees provided by the Borrower and the Subsidiaries in the ordinary course of their business;

(j)            Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Subsidiary of the Borrower to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.2 and that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $4,500,000 at any time; and

(k)           additional Indebtedness in an aggregate principal amount not to exceed $1,000,000.

Section 8.2          Liens, Etc.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired except for the following:

(a)           Liens created pursuant to the Loan Documents (including the Orders);

(b)           Liens existing on the Petition Date and disclosed on Schedule 8.2, provided that (x) no such Lien is spread to cover any additional property after the Petition Date other than pursuant to the Orders for purposes of providing “adequate protection” under the Bankruptcy Code and (y) the amount of Indebtedness secured thereby is not increased;

(c)           Customary Permitted Liens on the assets of the Borrower and the Borrower’s Subsidiaries;

(d)           encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property not materially detracting from the value of such Real Property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property and the other operations of the Borrower and its Subsidiaries taken as a whole;

(e)           purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lesser under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the Closing Date, of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(j) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease and any improvements, accessions or proceeds thereto or thereof;

(f)            any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (e) above or this clause (f) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(g);

(g)           Liens securing Inventory under construction arising from progress or partial payments by a customer of the Borrower or any Subsidiary relating to such Inventory;

(h)           Liens securing Indebtedness permitted under Section 8.1(d), provided that (i) such Liens are limited to securing only the unpaid premiums under the applicable insurance policy and (ii) such Liens only encumber the proceeds of the applicable insurance policy;

(i)            Liens in favor of Merrill Lynch (or any affiliate thereof which maintains the Merrill Lynch Account) solely in respect of the Merrill Lynch Account in an aggregate amount not to exceed the amount of funds on deposit in the Merrill Lynch Account;

(j)            Liens securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(k)           any interest or title of a lessor or sublessor under any lease of Real Property permitted hereunder;

(l)            purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to the operating leases of personal property entered into in the ordinary course of business;

(m)          licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary;

(n)           Liens in respect of the Permitted Utility Deposit Accounts; and

(o)           Liens on assets securing other obligations if the aggregate amount of the obligations or liabilities secured thereby does not exceed $1,000,000 at any time outstanding.

Section 8.3          Investments

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or maintain any Investment except for the following:

(a)           Investments existing on the Petition Date and disclosed on Schedule 8.3 and any extensions or renewals thereof, provided however that any such renewal or extension is in an aggregate principal amount not greater than the principal amount (and the reasonable costs and expenses incurred by such Person in connection with such extension or renewal) of the Investment being extended or renewed;

(b)           Investments (i) in cash and Cash Equivalents held in compliance with Section 7.13(a) and (ii) of amounts on deposit in the Merrill Lynch Account; provided that neither the Merrill Lynch Account or any Investment maintained therein may be a margin account or held or made on margin;

(c)           Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business of the Borrower and its Subsidiaries;

(d)           Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)           Investments by (i) the Borrower in any Debtor or any Debtor in the Borrower or any other Debtor, (ii) any Non-Filer in any other Non-Filer or any Debtor and (iii) any Debtor in any Non-Filer or the Excluded Joint Venture in the ordinary course of business in an amount not to exceed $2.500.000;

(f)           loans or advances to employees, officers and directors of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $250,000 at any time;

(g)           deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(h)           Investments in respect of Capital Expenditures permitted under Section 5.2; and

(i)            other Investments not exceeding in the aggregate $500,000 at any time outstanding.

Section 8.4          Sale of Assets

No Loan Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, except in the case of the Borrower, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a)           the sale or disposition of Cash Equivalents or Inventory, in each case in the ordinary course of business;

(b)           the sale or disposition of Equipment or Real Estate that has become obsolete or is replaced in the ordinary course of business or is no longer necessary in or useful to the business of the Borrower and its Subsidiaries in the ordinary course of business;

(c)           assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

(d)           any Asset Sale to the Borrower or any Debtor;

(e)           any Asset Sale of all or any part of the Excluded Joint Venture or the Excluded JV Equity;

(f)           sales or dispositions permitted under Section 8.7;

(g)           as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (g), (i) the aggregate consideration received during any Fiscal Year for all such Asset Sales shall not exceed $500,000 and (ii) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.8;

(h)           a true lease or sublease of Real Property that (i) does not constitute Indebtedness, (ii) does not constitute a Sale and Leaseback Transaction and (iii) is expressly permitted pursuant to the terms of this Agreement;

(i)            the sale or disposition of personal property (other than Inventory) of the Borrower and its Subsidiaries to the Excluded Joint Venture consummated in connection with managing the Excluded Joint Venture in the ordinary course of business and consistent with past practices, in an aggregate amount not to exceed $1,000,000;

(j)            transfers of condemned property as a result of the exercise of “eminent” domain or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties or assets that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement; and

(k)           sales or dispositions disclosed on Schedule 8.4.

Section 8.5          Restricted Payments

No Loan Party shall, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)           Restricted Payments by (i) any Subsidiary of the Borrower to the Borrower or any Debtor or (ii) any Non-Filer to any other Non-Filer; and

(b)           dividends and distributions declared and paid (i) on the common Stock of the Borrower and payable only in common Stock of the Borrower or (ii) on the common Stock of any Subsidiary and payable only in common Stock of such Subsidiary.

Section 8.6          Prepayment and Cancellation of Indebtedness

(a)           No Loan Party shall, nor shall it permit any of its Subsidiaries to, cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice or in its reasonable credit judgment, (ii) in respect of intercompany Indebtedness among the Borrower and the Debtors and (iii) as required by the Bankruptcy Court.

(b)           No Loan Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness, except as required by the Bankruptcy Court.

Section 8.7          Restriction on Fundamental Changes

No Loan Party shall, nor shall it permit any of its Subsidiaries to (a) merge with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) enter into any joint venture or partnership with any Person or (f) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Borrower, the Borrower is in compliance with Section 7.12 and Section 7.14 and the Investment in such Subsidiary is permitted under Section 8.3(e).  In addition, (x) any Guarantor may merge or consolidate with, or be liquidated into, the Borrower (so long as the Borrower is the surviving Person) or any Debtor, (y) the Borrower or any Debtor may acquire all or substantially all of the assets of any Guarantor or Subsidiary and (z) any Subsidiary of the Borrower may merge or consolidate with, or be liquidated into, the Borrower (so long as the Borrower is the surviving Person) or any Debtor (so long as such Debtor is the surviving Person and continues to be a Wholly-Owned Subsidiary of the Borrower).  Notwithstanding the foregoing, the Borrower shall not, nor shall it permit any of its Subsidiaries to, form, acquire, create or enter into (1) any joint venture or partnership with any other Person (other than any partnership among the Borrower and any Debtor) or (2) any Subsidiary that is not a Domestic Subsidiary.

Section 8.8          Change in Nature of Business

No Loan Party shall, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of the business as carried on by such Loan Party and its Subsidiaries at the Petition Date, except as otherwise permitted by Section 8.4 or Section 8.7.

Section 8.9          Transactions with Affiliates

No Loan Party shall, nor shall it permit any of its Subsidiaries to, except as otherwise expressly permitted herein, do any of the following:  (a) make any Investment in an Affiliate of the Borrower that is not the Borrower or a Guarantor (other than permitted under Section 8.3), (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower that is not a Guarantor (other than Asset Sales permitted under Section 8.4 or Restricted Payments permitted under Section 8.5), (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not the Borrower or a Guarantor (other than permitted under Section 8.7) or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for, (i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or, as the case may be, such Subsidiary thereof as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof, (ii) salaries and other director or employee compensation to officers or directors of the Borrower or any of its Subsidiaries commensurate with current compensation levels (or reimbursement of reasonable expenses and advances made in the ordinary course of business), (iii) transactions among the Borrower and the Debtors and amongst the Debtors, (iv) transactions among any Non-Filer and any other Non-Filer, (v) transactions contemplated pursuant to the agreements listed on Schedule 8.9 and (vi) transactions among the Borrower or a Subsidiary of the Borrower and an Affiliate of the Borrower that is not the Borrower or a Guarantor on a basis no less favorable to the Borrower or, as the case may be, such Subsidiary thereof, as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof, if otherwise permitted under this Agreement or the other Loan Documents.

Section 8.10        Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

No Loan Party shall, and shall not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to (i) pay dividends or make any other distribution, (ii) transfer funds or assets to the Borrower or any Subsidiary of the Borrower or (iii) make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations except:

(1)           pursuant to the Loan Documents (including the Orders);

(2)           pursuant to the Related Documents, to the extent Indebtedness is outstanding under any such Related Document;

(3)           existing on the Petition Date and disclosed on Schedule 8.10;

(4)           in the case of clause (a) above, (a) customary restrictions in sale agreements limiting the transfer of such Property pending the closing of such sale, (b) customary restrictions pertaining to subletting or assignment of leases, licenses or other contracts, (c) restrictions contained in agreements evidencing Indebtedness permitted by Section 8.1(b), Section 8.1(g), Section 8.1(j) and Section 8.1(k) (in which case, any prohibition or limitation shall only be effective against the assets and proceeds of such borrower and its subsidiaries secured or financed against or thereby); and

(5)           in the case of clause (b) above, restrictions contained in agreements evidencing Indebtedness permitted by Section 8.1(b), Section 8.1(g), Section 8.1(j) and Section 8.1(k) (in which case, any prohibition or limitation shall only be effective against the assets and proceeds of such borrower and its subsidiaries secured or financed against or thereby).

Section 8.11        Modification of Constituent Documents

Except in connection with the Cases or as otherwise permitted by Section 8.7, no Loan Party shall, nor shall it permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially and adversely affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially and adversely affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral.

Section 8.12        Modification of Debt Agreements

No Loan Party shall, nor shall it permit any of its Subsidiaries to, change or amend the terms of any Subordinated Debt (or any indenture or agreement or other material document entered into in connection therewith) if the effect of such amendment is to (a) increase the interest rate on such Subordinated Debt, (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt, (d) change the subordination provisions of such Subordinated Debt in a manner materially adverse to the Lenders in their sole discretion, (e) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to the Borrower, any Subsidiary of the Borrower, the Administrative Agent or any Lender.

Section 8.13        Accounting Changes; Fiscal Year

No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year.

Section 8.14        Margin Regulations

No Loan Party shall, nor shall it permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.15        Operating Leases; Sale/Leasebacks

(a)           No Loan Party shall, nor shall it permit any of its Subsidiaries to, become liable after the Closing Date as lessee or guarantor or other surety with respect to any operating lease entered into outside the ordinary course of business of such Person, unless the aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $100,000 in the aggregate.

(b)           The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction.

Section 8.16        No Speculative Transactions

No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

Section 8.17        Compliance with ERISA

No Loan Party shall, nor shall it permit any of its Subsidiaries or any ERISA Affiliate to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA, (b) an Unfunded Pension Liability or (c) one or more ERISA Events that, in each case in clauses (a) through (c) above, such event or condition, together with all such other events or conditions that could reasonably be expected to result in have a Material Adverse Effect.

Section 8.18        Chapter 11 Claims.

No Loan Party shall, nor shall it permit any of its Subsidiaries to incur, create, assume, suffer to exist or permit any other Superpriority Claim or Lien on any Collateral which is pari passu with or senior to the claims of the Administrative Agent and the Lenders granted pursuant to this Agreement, the Security Documents and/or the Interim Order (or the Final Order, as applicable), except for the Carve Out and Liens permitted pursuant to Section 8.3 which, with respect to the Debtors, are in accordance with the Interim Order (or Final Order, as applicable), are senior to such Liens.

Section 8.19        Available Credit

No Loan Party shall permit the Available Credit to be less than $3,000,000 at any time.

ARTICLE IX
Events of Default

Section 9.1          Events of Default

Each of the following events shall be an Event of Default:

(a)           (i) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable or (ii) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than (x) one referred to in clause (a)(i) and (y) Obligations arising under Cash Management Documents and Hedging Contracts) and such non-payment continues for a period of 3 Business Days after the due date therefor; or

(b)           any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.1, Section 6.2, Section 7.1, Section 7.6, Section 7.9, Section 7.12, Section 7.15 or Article VIII, (ii) any term, covenant or agreement contained in Section 6.11(a) through Section 6.11(e) within 2 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, (iii) any term, covenant or agreement contained in Section 6.11(f) through Section 6.11(h) within 5 Business Days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (iv) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iv) shall remain unremedied for 25 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)           (i) the Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness of the Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such Indebtedness is incurred after the Petition Date and such failure relates to Indebtedness having a principal amount of $1,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (after giving effect to any applicable grace period or amendment) or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)           any creditor of a Non-Filer shall exercise any remedy against any Non-Filer, including, without limitation, the acceleration of debt (other than any automatic acceleration of the Non-Filers’ debt as a result of the Cases), the exercise of any guaranty or the foreclosure on collateral unless each such Non-Filer seeks protection under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, within 14 days thereof on terms reasonably satisfactory to the Administrative Agent; or

(f)           except as specifically contemplated by clause (e) above, (i) any Non-Filer shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Non-Filer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Non-Filer (but not instituted by such Non-Filer), either such proceedings shall remain undismissed or unstayed for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) any Non-Filer shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g)           any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee under Chapter 11 of the Bankruptcy Code shall be appointed in any of the Cases with expanded powers to operate or manage the financial affairs, business or reorganization of the Debtors; or

(h)           (i) an order of the Bankruptcy Court shall be entered granting another Superpriority Claim or Lien (other than the Carve Out) pari passu with or senior to that granted to the Lenders and the Administrative Agent pursuant to this Agreement and the Interim Order (or the Final Order, as applicable) without the consent of the Administrative Agent and the Requisite Lenders, (ii) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of five days, vacating or otherwise amending, supplementing or modifying the Interim Order (or the Final Order, as applicable) in a manner adverse to the Lenders without the written consent of the Administrative Agent and the Requisite Lenders; (iii) an order of the Bankruptcy Court shall be entered under Section 1106(b) of the Bankruptcy Code in any of the Cases appointing an examiner having enlarged powers relating to the operation of the business of the Loan Parties (i.e., powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) and such order shall not be reversed or vacated within 30 days after the entry thereof; (iv) the Final Order Entry Date shall not have occurred by the date that is 45 days following the date of entry of the Interim Order (or such later date as the Administrative Agent may agree in its sole discretion); or (v) a plan shall be confirmed in any of the Cases of the Debtors that does not provide for termination of the Commitments and payment in full in cash of the Obligations on the Effective Date or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations or any of the Debtors shall seek support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order; or

(i)            any Loan Party shall make any payments relating to Indebtedness incurred and outstanding prior to the Petition Date other than (i) in the case of a Debtor, as permitted under the Interim Order (or the Final Order, as applicable), (ii) in the case of a Debtor, in respect of and in accordance with, and to the extent authorized by, a “first day” or other order reasonably satisfactory to the Administrative Agent, (iii) in the case of a Non-Filer, any Indebtedness (other than Indebtedness under the Related Documents) and (iv) as otherwise permitted under this Agreement, including pursuant to the Orders or any other order of the Bankruptcy Court that is reasonably acceptable to the Administrative Agent and the Requisite Lenders; or

(j)            the entry of an order granting relief from the automatic stay so as to allow a third party to proceed against any property of any Loan Party which either (i) has a value in excess of $1,000,000 in the aggregate or (ii) could reasonably expected to result in a Material Adverse Effect; or

(k)           the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in paragraphs (g), (h), (i) or (j) above in this Section; or

(l)            the Borrower or any Subsidiary thereof shall fail to comply with the Interim Order or the Final Order; or

(m)          subject to any extensions agreed to by the Administrative Agent and the Requisite Lenders in their reasonable discretion, the Debtors shall have failed to comply with any of the following: (i) file with the Bankruptcy Court a plan of reorganization and related disclosure statement for each of the Cases in form and substance reasonably satisfactory to the Administrative Agent, within 90 days after the Petition Date; (ii) obtain an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent, approving such disclosure statement within 120 days after the Petition Date; (iii) obtain an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent, confirming such plan of reorganization within 165 days after the Petition Date; and (iv) consummate such plan of reorganization on or before the date that is 180 days after the Petition Date; or

(n)           one or more final judgments or decrees required to be satisfied as an administrative expense claim shall be entered after the Petition Date against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(o)           (i) an ERISA Event shall occur, (ii) an Unfunded Pension Liability shall exist or (iii) the Borrower, any Subsidiary or any ERISA Affiliate shall be assessed Withdrawal Liabilities; and in each case in clauses (i) through (iii) above, the amount of all liabilities and deficiencies resulting therefrom, together with all such other liabilities and/or deficiencies, whether or not assessed, exceeds $5,000,000 individually or in the aggregate; or

(p)           there shall be rendered against the Loan Parties or any other Subsidiaries a nonmonetary judgment with respect to a post-Petition Date event which causes or could reasonably be expected to have a Material Adverse Effect; or

(q)           any proceeding shall be commenced by any Loan Party seeking, or otherwise consenting to, (i) the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Obligations or (ii) any relief under Section 506(c) of the Bankruptcy Code with respect to any Collateral; or

(r)           any provision of any Loan Document (including the Orders) after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against (other than in accordance with its terms), any Loan Party party thereto, or any Loan Party shall so state in writing; or

(s)           any Collateral Document (including the Orders) shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, subject to Liens permitted by Section 8.2, or any Loan Party shall so state in writing; or

(t)           the guarantees contained in the Orders or in this Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or

(u)           there shall occur any Change of Control; or

(v)           one or more of the Borrower and the Subsidiaries of the Borrower shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and the Subsidiaries of the Borrower based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower or any Subsidiary of the Borrower is likely to incur Environmental Liabilities and Costs exceeding $1,000,000 individually or in the aggregate to the extent not fully covered by insurance (so long as the applicable insurer has not denied or disputed coverage thereof) that were not reflected in the Budgets or the Financial Statements delivered pursuant to Section 4.4 prior to the Closing Date; or

(w)           Section 3 of either of the Notes Forbearance Agreements shall for any reason fail or cease to be valid and binding on, or enforceable against, any party thereto, or any party thereto shall so state in writing.

Section 9.2          Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may and, at the request of the Majority Facility Lenders for the Revolving Facility, shall, by notice to the Borrower declare that all or any portion of the Revolving Commitments be terminated, whereupon the obligation of each Revolving Lender to make any Revolving Loan and each Issuer to Issue any Letter of Credit shall immediately terminate, (b) may and, at the request of the Majority Facility Lenders for the Term Facility, shall, by notice to the Borrower declare that all or any portion of the Term Commitments be terminated, whereupon the obligation of each Term Lender to make any Term Loan shall immediately terminate, (c) may, and, at the request of the Majority Facility Lenders for the Revolving Facility, shall, by notice to the Borrower, declare the Revolving Loans, all accrued but unpaid interest thereon to be forthwith due and payable, whereupon the Revolving Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by applicable law, (d) may, and, at the request of the Majority Facility Lenders for the Term Facility, shall, by notice to the Borrower, declare the Term Loans, all accrued but unpaid interest thereon to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by applicable law and (e) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare all other Obligations payable under this Agreement to be forthwith due and payable, whereupon such Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by applicable law, provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f), (x) the Commitments of each Lender to make Loans and the commitments of each Revolving Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  In addition to the remedies set forth above, subject to the terms of the Orders, the Administrative Agent may and, at the request of the Majority Facility Lenders for either the Revolving Facility or the Term Facility, shall exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law, provided that with respect to the enforcement of Liens or other remedies with respect to the Collateral, the Administrative Agent shall provide the Borrower (with a copy to counsel for the Official Creditors’ Committee in the Cases, and to the United States Trustee) with five (5) Business Days’ written notice prior to taking the action contemplated thereby and provided further, that upon receipt of notice referred to in the immediately preceding clause with respect to any Deposit Accounts constituting Collateral, the Borrower may continue to make ordinary course disbursements from such Deposit Accounts but may not withdraw or disburse any other amounts from such Deposit Accounts.

Section 9.3          Actions in Respect of Letters of Credit

At any time (i) upon the Revolving Termination Date or (ii) after the Revolving Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 13.7, for deposit in a Cash Collateral Account, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations.  The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.8(d) and Section 2.12(g), as shall have become or shall become due and payable by the Borrower.  The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE X
The Administrative Agent

(a)           Each of the Lenders and the Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)           The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Related Parties may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)           The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the terms of this Agreement), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Related Parties in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the terms of this Agreement) or in the absence of its own (or its Affiliates’, agents’, officers’, directors’ or advisors’) gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it in good faith to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)           The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)           Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuer and the Borrower.  Upon any such resignation, the Requisite Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower (provided that such consent shall not be required if a Default or Event of Default has occurred and is continuing) to appoint a successor.  If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuer, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent's resignation hereunder, the provisions of this Article X, Section 2.16(c) and Section 13.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g)           Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(h)           Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent, (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report, (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports, (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE XI
Guarantee

Section 11.1        Guarantee

(a)           Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns permitted hereunder, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor under this Section 11.1 and under the other Loan Documents shall in no event exceed the amount which is permitted under applicable federal and state laws relating to the insolvency of debtors.

(c)           Each Guarantor agrees to the extent permitted by applicable law that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article XI or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)           The guarantee contained in this Article XI shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Article XI shall have been satisfied by payment in full (other than contingent obligations not then due and owing) and the Commitments shall be terminated.

(e)           No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations (other than contingent obligations not then due and owing) are paid in full and the Commitments are terminated.

Section 11.2        Right of Contribution  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.3.  The provisions of this Section 11.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.3        No Subrogation.

Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations (other than contingent obligations not then due and owing) are paid in full and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations (other than contingent obligations not then due and owing) shall not have been paid in full, such amount shall be held by such Guarantor for the benefit of the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, promptly upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.4        Amendments, etc. with Respect to the Obligations.

To the extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Requisite Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  To the extent permitted by applicable law, neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article XI or any property subject thereto.

Section 11.5        Guarantee Absolute and Unconditional.

To the extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article XI or acceptance of the guarantee contained in this Article XI; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article XI; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article XI.  To the extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Article XI shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance (other than payment or performance) whatsoever (with or without notice to or knowledge of such Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Article XI, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor, or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the  Borrower, any other Guarantor, or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of legal proceedings relating to this guarantee or the Obligations.

Section 11.6        Reinstatement

The guarantee contained in this Article XI shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 11.7        Payments.

Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim.

ARTICLE XII
Remedies; Application of Proceeds

Section 12.1        Remedies; Obtaining the Collateral Upon Default.

Upon the occurrence and during the continuance of an Event of Default (and after notice of such Event of Default, if required under the Orders), to the extent any such action is permitted by the Interim Order (or the Final Order, as applicable) or Article XI, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law, and without application to or order of the Bankruptcy Court, shall have all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and may, and, at the request of the Majority Facility Lenders for either the Revolving Facility or the Term Facility, shall:

(a)           personally, or by agents or attorneys, immediately retake possession of the Collateral or any part thereof, from the Borrower, any Guarantor, or any other Person who then has possession of any part thereof with or without notice or process of law (but subject to any Requirements of Law), and for that purpose may enter upon the Borrower’s, or any Guarantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Borrower, or such Guarantor;

(b)           instruct the obligor or obligors on any agreements, instrument or other obligation constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to any Cash Collateral Account;

(c)           sell, assign or otherwise liquidate, or direct any Loan Party to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof in accordance with Section 12.2, and take possession of the proceeds of any such sale, assignment or liquidation; and

(d)           take possession of the Collateral or any part thereof, by directing the Borrower and any Guarantor in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event the Borrower and such Guarantor shall at its own expense:

(i)           forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent,

(ii)          store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 12.2, and

(iii)         while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in satisfactory condition;

it being understood that the Borrower’s and each Guarantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to the Bankruptcy Court, the Administrative Agent shall be entitled to a decree requiring specific performance by the Borrower or such Guarantor of such obligation.

Section 12.2        Remedies; Disposition of the Collateral.

Upon the occurrence and during the continuance of an Event of Default (and after notice of such Event of Default, if required under the Orders), and to the extent permitted by the Interim Order (or the Final Order, as applicable) or Article XI, without application to or order of the Bankruptcy Court, any Collateral repossessed by the Administrative Agent under or pursuant to Section 12.1 or the Interim Order (or the Final Order, as applicable) or any other Loan Document, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on commercially reasonable terms, in compliance with any Requirements of Law.  Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent shall determine to be commercially reasonable.  Any such disposition which shall be a private sale or other private proceeding permitted by applicable Requirements of Law shall be made upon not less than 10 days’ written notice to the Borrower specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Borrower or any nominee of the Borrower to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified.  Any such disposition which shall be a public sale permitted by applicable Requirements of Law shall be made upon not less than 10 days’ written notice to the Borrower specifying the time and place of such sale and, in the absence of applicable Requirement of Law, shall be by public auction (which may, at the Administrative Agent’s option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in USA Today and The Wall Street Journal, National Edition.  Subject to Section 12.4, to the extent permitted by any such Requirement of Law, the Administrative Agent on behalf of the Lenders or any Lender may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 12.2 without accountability to the Borrower or any Guarantor.  If, under mandatory Requirements of Law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Borrower as hereinabove specified, the Administrative Agent need give the Borrower only such notice of disposition as shall be reasonably practicable.

Section 12.3        Application of DIP Proceeds.

(a)           Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) if the Administrative Agent takes action under Article XI upon the occurrence and during the continuance of an Event of Default, or at any time on or after the Termination Date, any payment by any Loan Party on account of principal of, interest on and fees with respect to the Loans, or any Guaranty Obligation with respect thereto, and any proceeds arising out of any realization (including after foreclosure) upon the Collateral shall be applied in the order set forth in Section 2.12(g) and (ii) any payments or distributions of any kind or character, whether in cash, property or securities, made by any Loan Party or otherwise in a manner inconsistent with clause (i) of this Section 12.3(a) shall be held in trust and paid over or delivered to the Administrative Agent so that the priorities and requirements set forth in such clause (i) are satisfied.

(b)           It is understood that the Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Obligations.

Section 12.4        WAIVER OF CLAIMS.

 EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE ORDERS, THE LOAN PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW:

(a)           NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER, OR ANY GUARANTOR WOULD OTHERWISE HAVE UNDER ANY REQUIREMENT OF LAW;

(b)           ALL DAMAGES OCCASIONED BY SUCH TAKING OF POSSESSION EXCEPT ANY DAMAGES WHICH ARE THE DIRECT RESULT OF THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

(c)           ALL OTHER REQUIREMENTS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER; AND

(d)           ALL RIGHTS OF REDEMPTION, APPRAISEMENT, STAY, EXTENSION OR MORATORIUM NOW OR HEREAFTER IN FORCE UNDER ANY APPLICABLE LAW IN ORDER TO PREVENT OR DELAY THE ENFORCEMENT OF THIS AGREEMENT OR THE ABSOLUTE SALE OF THE COLLATERAL OR ANY PORTION THEREOF, AND EACH LOAN PARTY, FOR ITSELF AND ALL WHO MAY CLAIM UNDER IT, INSOFAR AS IT OR THEY NOW OR HEREAFTER LAWFULLY MAY, HEREBY WAIVES THE BENEFIT OF ALL SUCH LAWS.

Section 12.5        Remedies Cumulative.

Each and every right, power and remedy hereby specifically given to the Administrative Agent and the Lenders shall be in addition to every other right, power and remedy specifically given under this Agreement, the Orders or the other Loan Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent or any Lender.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others.  No delay or omission of the Administrative Agent or any Lender in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein.  In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

Section 12.6        Discontinuance of Proceeding.

In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the Borrower, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the Liens granted under this Agreement and the Final Order, and all rights, remedies and powers of the Administrative Agent and the Lenders shall continue as if no such proceeding had been instituted.

ARTICLE XIII
Miscellaneous

Section 13.1        Amendments, Waivers, Etc.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders); provided, however, that any amendment, waiver or consent that would constitute a Credit Impairment Event shall become effective only if approved in writing by the Supermajority Lenders (or by the Administrative Agent with the consent of the Supermajority Lenders); provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (other than any Non-Funding Lender), in addition to the consent of the Requisite Lenders or Supermajority Lenders, as applicable (or the Administrative Agent with the consent thereof), do any of the following:

(i)           increase the Commitment of such Lender;

(ii)          extend the scheduled final maturity, or otherwise extend the maturity, of any Loan (except pursuant to the Fifteen Month Facility Extension Option) owing to such Lender, extend the expiration date of any Commitment hereunder, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.8 does not provide for scheduled dates fixed for payment and no waiver of default rate interest constitutes a waiver, reduction or postponement for purposes of this clause (ii));

(iii)         reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(iv)         reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender (it being understood that the rescission of any election to impose (or waiver of any imposition of) default rate interest shall not be deemed to be a reduction to the rate of interest on any Loan or Reimbursement Obligation);

(v)         except as otherwise permitted by Section 2.19, expressly subordinate any of the Obligations or any Liens securing the Obligations;

(vi)         postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

(vii)        release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under Article XI;

(viii)       amend this Section 13.1 or either definition of the terms “Credit Impairment Event”, “Requisite Lenders” or “Supermajority Lenders”, “Revolving Percentage”, “Term Percentage”, “Aggregate Exposure Percentage” or “Majority Facility Lenders”;

and provided, further, that (x) no amendment or consent which shall increase the aggregate Commitments of all Lenders hereunder above the Commitments in effect on the Closing Date shall be effective unless in writing and signed by each Lender, (y) no amendment or consent which shall increase the aggregate principal amount of the Term Loans or the Term Commitments of all Term Lenders hereunder above the Term Commitments in effect on the Closing Date shall be effective unless in writing and signed by the Majority Facility Lenders for the Term Facility or (z) any amendment, waiver or consent which changes the definition of “Borrowing Base” or any defined terms used in such definition shall be effective if in writing and signed by (and only by) the Majority Facility Lenders for the Revolving Facility; provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement or any other Loan Document to cure any typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer.

(b)           The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c)           If, in connection with any proposed amendment, modification, waiver or termination the consent of any Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 13.1 being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any Eligible Assignee shall purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon request made within 90 days of such non-consent, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments, Revolving Outstandings and Term Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale.  Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by a Promissory Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 13.2        Expenses; Indemnity; Damage Waiver

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Related Parties, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the Facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuer in connection with the Issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuer or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuer or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 13.2, or in connection with the Loans made or Letters of Credit Issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, but subject to the limitations otherwise set forth in this Agreement, reasonable out-of-pocket costs and expenses incurred in connection with:

(i)           appraisals and insurance reviews;

(ii)          field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)         background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)         taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)          sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take after five Business Days prior notice from the Administrative Agent; and

(vi)         forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b)           The Borrower shall indemnify the Administrative Agent, the Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liabilities and Costs related in any way to the Borrower or any of its Subsidiaries or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee (or such Indemnitee’s Related Parties).  For the avoidance of doubt, any indemnification for Taxes or Other Taxes shall be subject to the terms and conditions of Section 2.16(c) and Section 2.16(e).

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or this Issuer under paragraph (a) or (b) above, each Lender severally agrees to pay to the Administrative Agent or the Issuer, as the case may be, such Lender's Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuer in its capacity as such.

(d)           To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor (including documentation reasonably supporting such request).

Section 13.3        Successors and Assigns

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.3.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 13.3(f)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (x) of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (y) upon the occurrence and during the continuance of any Event of Default and (ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Administrative Agent otherwise consents, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of either (x) Revolving Loans or (y) Term Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent the information required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(c)           Subject to acceptance and recording thereof pursuant to Section 13.3(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14(b),  Section 2.15 and Section 2.16, subject to the limitations set forth in Section 2.16(e)).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.3(f).

(d)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.3(b) and any written consent to such assignment required by Section 13.3(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.3(d), Section 2.3(e), Section 2.2(d) or Section 13.2(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f)            Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuer, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  Subject to Section 13.3(g), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14(b), Section 2.15 and Section 2.16 (subject to the limitations set forth in Section 2.16(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(g)           A Participant shall not be entitled to receive any greater payment under Section 2.14(b), Section 2.15 and Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender.

(h)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.3 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.4        Limitation of Liability

The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s (or such Indemnitee’s Related Parties’) gross negligence or willful misconduct.  In no event, however, shall any Indemnitee or Loan Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Each of the parties hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 13.5        Right of Set-off

Subject to the terms of the Orders, upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender may with the express written consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) at any time and from time to time, to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any trust or fiduciary account) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, to the extent permitted by applicable law, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 13.6        Sharing of Payments, Etc.

(a)           Subject to (i) the Carve Out and (ii) the Interim Order (or the Final Order, as applicable), notwithstanding the provisions of Section 362 of the Bankruptcy Code, if any Revolving Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Article XII, Section 13.5 or otherwise) of the Revolving Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 13.2 (other than payments pursuant to Section 2.14, Section 2.15 or Section 2.16 or as otherwise set forth herein) or otherwise receives any Collateral or any Proceeds of Collateral (other than payments pursuant to Section 2.14, Section 2.15 or Section 2.16 or as otherwise set forth herein) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 13.5) in excess of its Revolving Percentage of all payments of such Obligations obtained by all the Revolving Lenders, such Revolving Lender (a “ Revolving Purchasing Lender”) shall forthwith purchase from the other Revolving Lenders (each, a “Revolving Selling Lender”) such participations in their Revolving Loans or other related Obligations as shall be necessary to cause such Revolving Purchasing Lender to share the excess payment ratably with each of them.

(b)           Subject to (i) the Carve Out and (ii) the Interim Order (or the Final Order, as applicable), notwithstanding the provisions of Section 362 of the Bankruptcy Code, if any Term Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Article XII, Section 13.5 or otherwise) of the Term Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 13.2 (other than payments pursuant to Section 2.14, Section 2.15 or Section 2.16 or as otherwise set forth herein) or otherwise receives any Collateral or any Proceeds of Collateral (other than payments pursuant to Section 2.14, Section 2.15 or Section 2.16 or as otherwise set forth herein) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 13.5) in excess of its Term Percentage of all payments of such Obligations obtained by all the Term Lenders, such Term Lender (a “ Term Purchasing Lender”; together with the Revolving Purchasing Lenders, a “Purchasing Lender”) shall forthwith purchase from the other Term Lenders (each, a “Term Selling Lender” ; together with the Term Selling Lenders, a “Selling Lender”)) such participations in their Term Loans or other related Obligations as shall be necessary to cause such Term Purchasing Lender to share the excess payment ratably with each of them.

(c)           If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(d)           The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 13.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(e)           Notwithstanding any in this Section 13.6 to the contrary, the provisions of Section 2.12(g) shall be applicable with respect to the receipt of any Collateral or Proceeds.

Section 13.7        Notices, Etc.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

if to the Borrower:

U.S. Concrete

2925 Briarpark, Suite 1050

Houston, Texas  77042

Attention:  General Counsel

Telecopy no:  (713) 499-6201

E-Mail Address:  clindeman@us-concrete.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Patrick Nash and Michelle Kilkenney
Telephone No. (312) 862-2000

Facsimile: 312-862-2200

if to the Administrative Agent:

JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 9th Floor
Dallas, Texas 75220
Attention: Mario Quintanilla
Telephone No. (214) 965-2371
Facsimile: (214) 965-4731

with a copy to:

JPMorgan Chase Bank, N.A.
10 South Dearborn, 22nd Floor
Chicago, Illinois, 60603-2003
Attention: Elena Ruiz
Telephone No. (312) 732-7572
Facsimile: (312) 732-7603

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 13.8        No Waiver; Remedies

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13.9        Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 13.10      Submission to Jurisdiction; Service of Process

(a)           Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the non-exclusive general jurisdiction of any State or Federal court of competent jurisdiction sitting in New York County, New York;.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)           The Borrower irrevocably consents to the service of any and all process in any suit, action or proceeding brought in the United States of America by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower at its address specified in Section 13.7.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Nothing contained in this Section 13.11 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(d)           If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery 2 Business Days thereafter.

Section 13.11      Waiver of Jury Trial

Each of the Administrative Agent, the Lenders, the Issuers and the Borrower irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

Section 13.12      Bankruptcy Court Pleadings

No Loan Party will without the express consent of the Administrative Agent (a) mention in any pleading or argument before the Bankruptcy Court in support of, or in any way relating to, a position that Bankruptcy Court authorization should be granted on the ground that such authorization is permitted by this Agreement (unless a Person opposing any such pleading or argument relies on this Agreement to assert or question the propriety of such) or (b) in any way attempt to support a position before the Bankruptcy Court based on the provisions of this Agreement.

Section 13.13      Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 13.14      Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.

Section 13.15      Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Agreement by facsimile transmission or email shall be as effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 13.16      Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, except to the extent otherwise expressly provided in the Commitment Letter dated as of March 22, 2010.  Subject to the terms of Section 2.22, In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 13.17      Confidentiality

Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, (d) if requested in the Cases or (e) to current or prospective assignees and Participants, contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, Participants, grantees or counterparties agree to be bound by the provisions of this Section 13.18.  Notwithstanding any other provision in this Agreement, the Administrative Agent, the Arranger and the Lenders hereby agree that the Borrower and each of its officers, directors, employees, accountants, attorneys and other advisors may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

Section 13.18      Patriot Act Notice

Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, including, the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

U.S. Concrete, Inc.
as Borrower

By:	/s/ Robert D. Hardy
	Name:	Robert D. Hardy
	Title:	Executive Vice President and Chief Financial
Officer

ALBERTA INVESTMENTS, INC.
ALLIANCE HAULERS, INC.
AMERICAN CONCRETE PRODUCTS, INC.
ATLAS REDI-MIX, LLC
ATLAS-TUCK CONCRETE, INC.
BEALL CONCRETE ENTERPRISES, LLC
BEALL INDUSTRIES, INC.
BEALL INVESTMENT CORPORATION, INC.
BEALL MANAGEMENT, INC.
BUILDERS’ REDI-MIX, LLC
BWB, INC. OF MICHIGAN
CENTRAL CONCRETE SUPPLY CO., INC.
CENTRAL PRECAST CONCRETE, INC.
HAMBURG QUARRY LIMITED LIABILITY COMPANY
INGRAM CONCRETE, LLC
MG, LLC
REDI-MIX CONCRETE, L.P.
REDI-MIX GP, LLC
REDI-MIX, LLC
SAN DIEGO PRECAST CONCRETE, INC.
SIERRA PRECAST, INC.
SMITH PRE-CAST, INC.
SUPERIOR CONCRETE MATERIALS, INC.
U.S. CONCRETE ON-SITE, INC.
USC MANAGEMENT CO., LLC
USC PAYROLL, INC.
USC TECHNOLOGIES, INC., each as a Guarantor

By:	/s/ Curt M. Lindeman
	Name:	Curt M. Lindeman
	Title:	Vice President and Secretary

KURTZ GRAVEL COMPANY
SUPERIOR HOLDINGS, INC.
TITAN CONCRETE INDUSTRIES, INC., each as a Guarantor

By:	/s/ Robert D. Hardy
	Name:	Robert D. Hardy
	Title:	Vice President and Secretary

BRECKENRIDGE READY MIX, INC, as a Guarantor

By:	/s/ Robert D. Hardy
	Name:	Robert D. Hardy
	Title:	Vice President

RIVERSIDE MATERIALS, LLC, as a Guarantor

By:	/s/ Robert D. Hardy
	Name:	Robert D. Hardy
	Title:	President and Secretary

EASTERN CONCRETE MATERIALS, INC., as a Guarantor

By:	/s/ Robert D. Hardy
	Name:	Robert D. Hardy
	Title:	President and Secretary

LOCAL CONCRETE SUPPLY & EQUIPMENT, LLC
MASTER MIX CONCRETE, LLC
MASTER MIX, LLC
NYC CONCRETE MATERIALS, LLC
PEBBLE LANE ASSOCIATES, LLC, each as a Guarantor

By:	/s/ Curt M. Lindeman
	Name:	Curt M. Lindeman
	Title:	President and Secretary

CONCRETE XXXIII ACQUISITION, INC.
CONCRETE XXXIV ACQUISITION, INC.
CONCRETE XXXV ACQUISITION, INC.
CONCRETE XXXVI ACQUISITION, INC., each as a Guarantor

By:	/s/ Curt M. Lindeman
	Name:	Curt M. Lindeman
	Title:	President

CONCRETE ACQUISITION III, LLC
CONCRETE ACQUISITION IV, LLC
CONCRETE ACQUISITION V, LLC
CONCRETE ACQUISITION VI, LLC, each as a Guarantor

By:	/s/ Curt M. Lindeman
	Name:	Curt M. Lindeman
	Title:	President

USC ATLANTIC, INC., as a Guarantor

By:	/s/ Sean M. Gore
	Name:	Sean M. Gore
	Title:	Vice President and Secretary

USC MICHIGAN, INC., as a Guarantor

By:	/s/ Michael W. Harlan
	Name:	Michael W. Harlan
	Title:	Vice President and Secretary

JPMorgan Chase Bank, N.A., as Administrative Agent, Issuer and Lender

By:	/s/ Mario Quintanilla
	Name:	Mario Quintanilla
	Title:	Vice President

TENNENBAUM DIP OPPORTUNITY FUND, LLC

By:	TENNENBAUM CAPITAL PARTNERS, LLC
Its:	Investment Manager

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Partner

CITIGROUP FINANCIAL PRODUCTS, INC.

By:	/s/ Marc Heimowitz
	Name:	Marc Heimowitz
	Title:	Managing Director

WHITEBOX HEDGE HIGH YIELD PARTNERS, L.P.

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	CLO

WHITEBOX COMBINED PARTNERS, L.P.

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	CLO

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By: DB Services New Jersey, Inc.

By:	/s/ Jonathan Shin
	Name:	Jonathan Shin
	Title:	Assistant Vice President

By:	/s/ Peter Schoepe
	Name:	Peter Schoepe
	Title:	Assistant Vice President